UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
SunPower Corporation
(Name of Registrant as Specified In Its Charter)
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NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO ALL SUNPOWER STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation (“SunPower”), will be held on:
Date:	Thursday, May 12, 2022

Time:	9:00 a.m. Pacific Time

Place:	Online at www.virtualshareholdermeeting.com/SPWR2022

Virtual Meeting Admission:
This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2022. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the online check-in procedures.

Items of Business:	1.	The re-election of two directors to serve as Class II directors on the Board of Directors;
	2.	The approval, in an advisory vote, of our named executive officer compensation;
	3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022; and
	4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice of the Annual Meeting. On or about April 1, 2022, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2021 Annual Report, via the Internet. Stockholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of this notice of the Annual Meeting, the proxy statement, our 2021 Annual Report, and the form of proxy.
All stockholders are cordially invited to attend the Annual Meeting. Only stockholders of record at the close of business on March 15, 2022 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so during the meeting even if such stockholder returned a proxy. SunPower’s list of stockholders as of the Record Date will be available for inspection for 10 days prior to the Annual Meeting. If you would like to inspect the stockholder list, call our Investor Relations department at (408) 240-5500 to schedule an appointment. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.
San Jose, California	FOR THE BOARD OF DIRECTORS
April 1, 2022

Regan MacPherson
Corporate Secretary
IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR
2022 ANNUAL MEETING OF STOCKHOLDERS

SUNPOWER CORPORATION
51 Rio Robles
San Jose, California 95134
PROXY STATEMENT FOR
2022 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at the Annual Meeting of Stockholders of SunPower Corporation to be held on May 12, 2022 at 9:00 a.m. Pacific Time (the “Meeting Date”), or at any adjournment(s), continuation(s), or postponement(s) of the meeting (the “Annual Meeting”).
This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2022. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card.
Online check-in will begin at 8:30 a.m. Pacific Time on the Meeting Date, and you should allow ample time for the online check-in procedures. We will have technicians ready to assist you should you have any technical difficulties accessing the virtual meeting.
We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us,” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2021” mean our 2021 fiscal year, which began on January 4, 2021 and ended on January 2, 2022, while references to “fiscal 2020” mean our 2020 fiscal year, which began on December 30, 2019 and ended on January 3, 2021.
Our principal executive offices are located at 51 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500.
Important Notice Regarding the Availability of Proxy Materials
We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about April 1, 2022, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2021 Annual Report on Form 10-K for the fiscal year ended January 2, 2022 (the “2021 Annual Report”) online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.
Our proxy solicitation materials and our 2021 Annual Report are available at www.proxyvote.com.
Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about April 1, 2022.
Delivery of Voting Materials
If you would like to further reduce our environmental impact and costs in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the environmental waste and expense of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our 2021 Annual Report, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.
If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary, or by calling us at (408) 240-5500.
A copy of our 2021 Annual Report has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our 2021 Annual Report by writing to our Corporate Secretary at 51 Rio Robles, San Jose, California 95134. Upon receipt of such request, we will provide a copy of our 2021 Annual Report without charge, including the financial statements required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) for fiscal 2021. Our 2021 Annual Report is also available on our website at https://investors.sunpower.com/financial-information/sec-filings.
Record Date and Shares Outstanding
Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 15, 2022, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 173,845,622 shares of common stock outstanding. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”
Board Recommendations
The Board recommends that you vote:
•	“FOR” Proposal One: re-election of each of the nominated Class II directors;
•	“FOR” Proposal Two: the approval, on an advisory basis, of the compensation of our named executive officers; and
•	“FOR” Proposal Three: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022.
Voting
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Cumulating votes is not permitted under our Restated Certificate of Incorporation (the “Certificate of Incorporation”).
Many of our stockholders hold their shares through a stockbroker, bank, or other nominee, rather than directly. As summarized below, there are distinctions between shares held of record and those beneficially owned.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.
Beneficial Owner. If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank, or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, or to vote your shares during the Annual Meeting.

How to Vote. If you hold shares directly as a stockholder of record, you can vote in one of the following four ways:
(1)
Vote via the Internet before the Meeting Date. Go to www.proxyvote.com to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2022. Have your proxy card in hand when you access the website and then follow the instructions.

(2)
Vote by Telephone at 1-800-690-6903 before the Meeting Date. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2022. Have your proxy card in hand when you call and then follow the instructions. This number is toll free in the United States and Canada.

(3)
Vote by Mail before the Meeting Date. Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

(4)
Vote via the Internet during the Annual Meeting. You may attend the Annual Meeting on May 12, 2022 at 9:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/SPWR2022 and vote during the Annual Meeting. Have your proxy card in hand when you access the website and then follow the instructions.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank, or other nominee by following the instructions provided by your broker, bank, or other nominee. If you wish to vote your shares via the Internet during the Annual Meeting, you must request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described in options (1), (2), and (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Quorum. A quorum, which is the holders of at least a majority of shares of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite presence of voting shares has been obtained.
Explanation of Broker Non-Votes and Abstentions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers are prohibited from voting in their discretion on any non-routine proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on a non-routine proposal, your broker will not vote for you. Abstentions are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal.
Votes Required/Treatment of Broker Non-Votes and Abstentions.
Proposal One – Re-election of Class II Directors. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares in attendance or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The two persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class II directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One.
Proposal Two – Advisory Vote on Named Executive Officer Compensation. The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and present or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against Proposal Two.
Proposal Three – Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2022. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our stock having voting power and present or represented by proxy at the Annual Meeting. This proposal is considered to be a routine proposal and brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against Proposal Three.
How Your Proxy Will Be Voted
If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of each of the three proposals. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.
Revoking Your Proxy
You may revoke your proxy at any time before the Meeting Date by: (1) submitting a later-dated vote by telephone, by mail, or via the Internet before 11:59 p.m. Eastern Time on May 11, 2022 or at the Annual Meeting; or (2) delivering instructions to us at 51 Rio Robles, San Jose, California 95134 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us before the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you are the stockholder of record or if your shares are held in “street name,” you may revoke your proxy by voting electronically at the Annual Meeting.
Solicitation of Proxies
We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.
Voting Results
We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Meeting Date.

Note Concerning Forward-Looking Statements
Certain of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “should,” and similar expressions to identify forward-looking statements. Forward-looking statements in this proxy statement or in our 2021 Annual Report include, but are not limited to, future financial results, expected operating results, business strategies, the sufficiency of our cash and our liquidity, projected costs and cost reduction measures, development and ramp of new products and improvements to our existing products, the impact of recently adopted accounting pronouncements, supply chain challenges, the adequacy of our agreements with our suppliers, our ability to monetize our solar projects, legislative actions and regulatory compliance, competitive positions, management’s plans and objectives for future operations, , including the pending sale of our Commercial and Industrial Solutions business and the timing of such sale, subject to closing conditions, our ability to obtain financing, our ability to comply with debt covenants or cure any defaults, our ability to repay our obligations as they come due, our ability to continue as a going concern, trends in average selling prices, the success of our joint ventures and acquisitions, warranty matters, outcomes of litigation, cost of compliance with applicable regulations, interest and credit risk, general business and economic conditions in our markets, industry trends, the impact of changes in government incentives, expected restructuring charges, statements regarding the anticipated impact on our business of the COVID-19 pandemic and related public health measures, macroeconomic trends and uncertainties, and the likelihood of any impairment of project assets, long-lived assets, and investments, our ability to obtain necessary environmental permits, our environmental compliance initiatives, our commitment to energy sustainability, our diversity, equity, and inclusion initiative and related programs, our commitments to making renewable energy more accessible for historically underserved communities, increasing workforce diversity, expanding access for customers, ensuring industry equity and dealer and supplier diversity, our environmental, social, and governance initiatives and report, setting and upholding high standards for our employees, officers and directors, and sound corporate governance, and our human capital management strategies and initiatives.. These forward-looking statements are based on information available to us as of the date of this proxy statement and our current expectations, forecasts, and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors,” and elsewhere in our 2021 Annual Report, which accompanies this proxy statement. Please see these and our other filings with the SEC for additional information on risks and uncertainties that could cause actual results to differ. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS II DIRECTORS
The Board is currently composed of nine directors and divided into three classes, in accordance with Article IV, Section B of our Certificate of Incorporation. Only the terms of the three directors serving as Class II directors are scheduled to expire at the Annual Meeting in 2022. The terms of other directors expire in subsequent years.
On April 28, 2011, we and TotalEnergies Solar INTL SAS, formerly known as Total Gas & Power USA, SAS (“TE Solar”), a subsidiary of TotalEnergies SE (“TotalEnergies”), entered into a Tender Offer Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, dated June 21, 2011, TE Solar purchased in a cash tender offer approximately 60% of our then outstanding shares of common stock (the “Tender Offer”). In connection with the Tender Offer, we and TE Solar entered into an Affiliation Agreement that governs the relationship between TE Solar and us following the close of the Tender Offer (as amended to date, the “Affiliation Agreement”). In accordance with the terms of the Affiliation Agreement, the Board currently has nine members, composed of our president and chief executive officer, five directors designated by TE Solar, and three non-Total-designated directors. If the ownership of our voting securities by TE Solar, together with the controlled subsidiaries of TotalEnergies, declines below certain thresholds, the number of members of the Board that TE Solar is entitled to designate will be reduced as set forth in the Affiliation Agreement. See “Certain Relationships and Related Persons Transactions—Agreements with TotalEnergies and its Affiliates—Affiliation Agreement.”
The Board has considered and approved the nomination of Catherine Lesjak and Vincent Stoquart, two of our current Class II directors, for re-election as Class II directors at the Annual Meeting. Mr. Stoquart is a TE Solar-designated director. Ms. Lesjak is an independent director. Each nominee has consented to being named in this proxy statement and to serve if re-elected. As previously disclosed, Bernadette Baudier, who also currently serves as a Class II director and a TE Solar-designated director, has notified us of her intent to resign as a member of the Board in April 2022, in connection with her retirement, and consequently, Ms. Baudier is not nominated for re-election. TE Solar is entitled to designate Ms. Baudier’s replacement pursuant to the Affiliation Agreement. Unless otherwise directed, the proxy holders will vote the proxies received by them for the two nominees named herein. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The Class II directors elected will then hold office until the annual meeting of stockholders in 2025 and until their successors are elected and qualified or until their earlier resignation, removal from office, death, or incapacity.
The Class III directors consist of Peter Faricy, Thomas McDaniel, and Laurent Wolffsheim, who will hold office until the annual meeting of stockholders in 2023 and until their successors are elected or until their earlier resignation, removal from office, death, or incapacity. Mr. Faricy is our president and chief executive officer. Mr. McDaniel is an independent director. Mr. Wolffsheim is a TE Solar-designated director. The Class I directors consist of François Badoual, Nathalie Portes-Laville, and Vinayak Hegde, who will hold office until the annual meeting of stockholders in 2024 or until their successors are elected and qualified or until their earlier resignation, removal from office, death, or incapacity. Mr. Badoual and Ms. Portes-Laville are TE Solar-designated directors. Mr. Hegde is an independent director.
Additional information about the Class II director nominees for re-election, Class II directors not standing for re-election, and the Class I and Class III directors, is set forth below.
Class II Directors Nominated for Re-Election at Annual Meeting
Name	Age	Position(s) with SunPower	Director Since
Catherine Lesjak	63	Director	2013
Vincent Stoquart	47	Director	2022
Catherine Lesjak retired from HP Inc. (formerly Hewlett-Packard Company) (“HP”) on February 28, 2019 and was the interim chief operating officer of HP from July 1, 2018 until January 1, 2019. She served as executive vice president and chief financial officer of HP from January 1, 2007 until November 1, 2015 and chief financial officer of HP from November 1, 2015 until July 1, 2018. Ms. Lesjak served as interim chief executive officer of HP from August 2010 through October 2010. As a 32-year veteran at HP, Ms. Lesjak held a broad range of financial leadership roles across HP. Before being named as chief financial officer, Ms. Lesjak served as senior vice president and treasurer, where she was responsible for managing HP’s worldwide cash, debt, foreign exchange, capital structure, risk management, and benefits plan administration. Earlier in her career at HP, she managed financial operations for Enterprise Marketing and Solutions and the Software Global Business Unit. Before that, she was group controller for HP’s Software Solutions Organization and managed HP’s global channel credit risk as controller and credit manager for the Commercial Customer Organization. Ms. Lesjak has a bachelor’s degree in biology from Stanford University and a master of business administration degree in finance from the University of California, Berkeley. Ms. Lesjak also serves on the board of directors of General Electric Company, where she serves on the Audit and Governance & Public Affairs committees, and on the board of directors of PROS Holdings, Inc., where she serves on the Audit Committee.
Ms. Lesjak’s extensive experience as the chief financial officer of a major corporation, with significant presence in both the business-to-consumer and business-to-business markets, allows her to make significant contributions to our strategic business planning and execution and qualifies her as a financial expert, which is relevant to her duties as a member of the Audit Committee. Her background is also valuable in terms of financial oversight and review of our strategic investments. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Lesjak should serve as a director on the Board and chair of the Audit Committee.
Mr. Stoquart has served as senior vice president, Refining and Petrochemicals Americas, and president and chief executive officer of Total Petrochemicals & Refining USA, Inc. since October 1, 2019. He also served as the country chair for TotalEnergies in the United States, based in Houston, Texas. Prior to that, Mr. Stoquart served as senior vice president, Polymers, of Total Refining & Petrochemicals in Brussels, Belgium. From 2012 to 2017, Mr. Stoquart managed TotalEnergies’s Flanders Refinery in Dunkirk, France, before joining Total Global Services where he became president, Total Learning Solutions. Mr. Stoquart began his career with TotalEnergies in 1998 as an engineering project manager at the Feluy Polymers Plant in Belgium, working as a production manager in various positions from 2002 to 2009 before being appointed as human resources and communications manager of the Feluy Plant in 2010. Mr. Stoquart graduated as a mechanical engineer from the Catholic University of Louvain, Belgium. He also has a diploma in aeronautics and aerospace from the von Karman Institute for Fluid Dynamics.
Mr. Stoquart brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on the global energy marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Stoquart should serve as a director on the Board.
Class II Director With Term Expiring 2022 (Not Standing for Re-Election at Annual Meeting)
Name	Age	Position(s) with SunPower	Director Since
Bernadette Baudier	61	Director	2021
Bernadette Baudier has served as senior vice president, finance & people within the Gas, Renewables and Power division of TotalEnergies since 2020. Previously, she served as senior vice president, corporate affairs of the Exploration and Production division of TotalEnergies from 2016 to 2019, with responsibilities covering finance, compliance, legal, human resources, communication and information technology. From 2013 to 2016, Ms. Baudier was senior vice president for internal control and audit of the Total Group. Prior to those positions, Ms. Baudier held various other positions in finance within the Total Group, where she has been employed since 1988. Ms. Baudier is a graduate of École des Hautes Études Commerciales.

Ms. Baudier brings significant international managerial and operational experience to the Board. Her extensive experience in the energy industry gives her a valuable perspective on our strategy going forward. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Baudier should serve as a director on the Board. Ms. Baudier is not nominated for re-election due to her planned retirement in April 2022.
Class III Directors With Terms Expiring in 2023
Name	Age	Position(s) with SunPower	Director Since
Peter Faricy	55	President, Chief Executive Officer, and Chairman of the Board	2021
Thomas McDaniel	72	Director	2009
Laurent Wolffsheim	50	Director	2021
Peter Faricy has served as our president and chief executive officer and as a member of the Board since April 2021, and chairman of the Board since November 2021. Peter Faricy joined our company as president and chief executive officer on April 19, 2021. Mr. Faricy previously served as chief executive officer, Global Direct-to-Consumer, of Discovery Inc. from September 2018 to August 2020, overseeing businesses including Discovery+, Food Network Kitchen, Magnolia, Eurosport Player, and GOLFTV. Prior to Discovery, Mr. Faricy spent 13 years with Amazon.com, Inc., most recently as vice president leading the Amazon Marketplace from January 2009 to September 2018. From July 2006 to January 2009, he served as Amazon’s vice president, music and movies. Prior to Amazon, Faricy held management roles at Borders Group, Ford Motor Company, and McKinsey & Co. He received his MBA with distinction from the University of Michigan and his BA in Business Administration from Michigan State University. Since October 2020, Mr. Faricy has served on the board of directors of Blue Apron Holdings, Inc., and since 2013 he has also served on the University of Michigan Ross School of Business Advisory Board.
Mr. Faricy brings significant leadership and management experience to the Board. As our president and chief executive officer, Mr. Faricy provides the Board with insight into our operations and his perspective as the Company’s chief executive. Mr. Faricy also brings to the Board the benefit of his management experience at other large companies and leadership experience through his service on the board of other companies. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Faricy should serve as a director on the Board.
Thomas McDaniel was executive vice president, chief financial officer, and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Before January 2005, Mr. McDaniel was chairman, chief executive officer, and president of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management, and operation of power production facilities. Mr. McDaniel was also chief executive officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products, and services, both domestically and internationally. Mr. McDaniel has served on the Board since February 2009. Mr. McDaniel formerly served as chairman of the boards of directors of SemGroup, L.P., a midstream energy services company, and Tendril Networks, Inc., a software-as-a-service energy efficiency company. He formerly served on the advisory boards of Cypress Envirosystems, which develops and markets energy efficiency products, and On Ramp Wireless, a communications company serving electrical, gas, and water utilities. Mr. McDaniel also served on the boards of directors of the Senior Care Action Network (SCAN) from 2000 to 2013 and Aquion Energy, a manufacturer of energy storage systems. Through the McDaniel Family Foundation, he is actively involved in a variety of charitable activities, such as the Boys and Girls Club of Huntington Beach, Heifer International, and the Free Wheelchair Mission.
Mr. McDaniel brings significant operational and development experience, including extensive experience growing and operating global electric power businesses, to the Board. In addition, Mr. McDaniel’s prior experience as a chief financial officer qualifies him as a financial expert, which is relevant to his duties as an Audit Committee member. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. McDaniel should serve as a director on the Board.

Laurent Wolffsheim has served as senior vice president, green gases & growth within the Gas Renewables and Power division of TotalEnergies since September 2021. Before that, he served as senior vice president, strategy growth & people within the Gas Renewables and Power division of Total, managing director of Total Exploration & Production Qatar, vice president budget & financial control for the Total group, strategic planning manager within the Refining & Chemicals division of Total, and managing director of Total Polska Sp. z o.o. Prior to those positions, Mr. Wolffsheim held various other positions within the Total group, where he has been employed since 1995. Mr. Wolffsheim holds a degree in engineering from École Centrale de Lyon and a degree in business administration from École Supérieure des Sciences Économiques et Commerciales.
Mr. Wolffsheim brings significant international strategic and business development experience to the Board. His extensive experience in the energy and technology industries gives him a valuable perspective on our role in the global marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Wolffsheim should serve as a director on the Board.
Class I Directors with Terms Expiring in 2024
Name	Age	Position(s) with SunPower	Director Since
François Badoual	57	Director	2017
Vinayak Hegde	52	Director	2021
Natalie Portes-Laville	43	Director	2021
François Badoual has served as senior vice president, acceleration and venturing for TotalEnergies, based in Paris, France, since December 2021. Prior to this, he served as president and chief executive officer of Total Washington D.C. Representative Office, Ltd. from September 2019 to December 2021. From 2017 to 2020, he served as president and chief executive officer of Total New Energies Ventures, Inc. From 2012 to 2017, he served as chief executive officer of Total Energy Ventures, the corporate venture capital arm for the Total Group. Mr. Badoual also previously served as general manager and country chairman for Total Exploration and Production - Algeria from 2009 to 2012, and as deputy general manager for Total Exploration and Production - Angola from 2006 to 2009. Mr. Badoual has held various other positions in the Total Group since 1990, and he has worked in France, Indonesia, United Arab Emirates, and Venezuela. Mr. Badoual holds a degree in civil engineering from École Nationale des Travaux Publics de l’État and an Advanced Master in Regional and Urban Planning from École Nationale des Ponts et Chaussées.
Mr. Badoual brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our efforts to manage our business and project development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Badoual should serve as a director on the Board.
Mr. Hegde has served as president of Wheels Up since October 2021, after joining the company in May 2021 as its chief marketplace officer. He oversees strategy and execution of initiatives across all aspects of Wheels Up, including revenue accountability, product strategy, technology development, business strategy, sales and member experience, and operations. From July 2020 through March 2021, Mr. Hegde served as president and chief operating officer of Blink Health. From September 2018 to July 2020, he served as chief marketing officer of Airbnb Homes, where he was responsible for the growth and marketing of its global business. Mr. Hegde served as global chief marketing officer of Groupon from October 2014 to September 2018, managing marketing, national sales, and revenue management, and as vice president of computational and growth marketing from February 2012 to October 2014. Prior to Groupon, Mr. Hegde spent twelve years with Amazon in a variety of management roles. Mr. Hegde serves as a member of the board of directors of Gannett Co., Inc. He holds a Bachelor of Engineering from National Institute of Technology in Karnataka, India.
Mr. Hegde’s extensive experience in marketing and operations, as well as his significant experience as a public company executive, allows him to make significant contributions to our strategic business planning. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Hegde should serve as a director on the Board.
Nathalie Portes-Laville serves as a vice president in corporate and project finance for TotalEnergies, based in Paris, France. She has held various positions in finance within TotalEnergies for the past 15 years, first in mergers and acquisitions, then in strategy for the Marketing and Services division of TotalEnergies. She has also served as chief financial officer of TotalEnergies Marketing Puerto Rico, as head of individual shareholders’ relations and as head of pension and employee benefits. During her assignment as head of pension and employee benefits, she was also a director of a French health insurance company. Prior to joining TotalEnergies, Ms. Portes-Laville worked in mergers and acquisitions at UBS Investment Bank in London. Ms. Portes-Laville is a graduate of Hautes Etudes Commerciales (HEC) business school in France. Ms. Portes-Laville brings significant international business and strategy experience to the Board. Her extensive experience in the energy industry, and particularly in mergers and acquisitions, gives her a valuable perspective on our growth and business development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Portes-Laville should serve as a director on the Board.
Vote Required
Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The two persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class II directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE CLASS II DIRECTOR NOMINEES.

BOARD STRUCTURE
Controlled Company, Nasdaq Listing Standards
As of April 1, 2022, TotalEnergies and its affiliates owned greater than 50% of our outstanding voting securities, and we are therefore considered a “controlled company” within the meaning of The Nasdaq Stock Market rules. As long as we remain a “controlled company,” we are exempt from the rules that would otherwise require that the Board be composed of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. This “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and The Nasdaq Stock Market rules that require that our Audit Committee be composed exclusively of independent directors.
Determination of Independence
The Board has determined that three of our nine directors, namely Mr. Hegde, Ms. Lesjak, and Mr. McDaniel, each meet the standards for independence as defined by applicable listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The Board has also determined that Mr. Faricy, our president, chief executive officer, and chairman of the Board, and Mr. Badoual, Ms. Baudier, Ms. Portes-Laville, Mr. Stoquart, and Mr. Wolffsheim, as directors designated by affiliates of our controlling stockholder, TotalEnergies SE, pursuant to our Affiliation Agreement, are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. There are no family relationships among any of our directors or executive officers.
Leadership Structure and Risk Oversight
The Board has determined that having a lead independent director assist Mr. Faricy as president, chief executive officer, and chairman of the Board is in the best interest of our stockholders. The Board believes this structure ensures a greater role for the independent directors in the oversight of our company and encourages active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of our stockholders. Mr. McDaniel has served as the lead independent director of our Board since February 2021.
The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the respective charters of each committee. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from our officers responsible for oversight of particular risks within our company.
Board Meetings
The Board held four regular, quarterly meetings, one annual meeting, and 16 special meetings during fiscal 2021. During fiscal 2021, each incumbent director, as applicable, attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his or her term. Our independent directors held 11 meetings with management present, as well as four executive sessions during regular, quarterly meetings without management present, during fiscal 2021.

Board Diversity Matrix
As of April 1, 2022, three of our nine directors are women, and one of our nine directors is ethnically diverse, identifying as Asian. No directors identified as LGBTQ+.
Total number of directors: 9
	Female	Male	Non-Binary	Did Not Disclose Gender
Number of directors based on gender identity	3	5	—	1

Number of directors who Identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	1
As described above, Bernadette Baudier, who is one of our women directors, has notified us of her intent to resign as a member of the Board in April 2022, in connection with her retirement, and consequently, Ms. Baudier is not nominated for re-election. TE Solar is entitled to designate Ms. Baudier’s replacement pursuant to the Affiliation Agreement.
Board Committees
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has established committees to ensure that we maintain strong corporate governance standards. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Additionally, the Board has in the past established, and may in the future establish, ad hoc committees to assist the Board in fulfilling its oversight responsibilities. The charters of our Audit, Compensation, and Nominating and Corporate Governance Committees are available on our website at http://investors.SunPower.com. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.
Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Peter Faricy	—	—	—
François Badoual	—	—	Member
Bernadette Baudier	—	—	—
Vinayak Hegde (I)	Member	—	Chair
Catherine Lesjak (I)	Chair	Member	—
Thomas McDaniel (I)(*)	Member	Chair	Member
Nathalie Portes-Laville	—	—	Member
Vincent Stoquart	—	Member	—
Laurent Wolffsheim		Member
(1)	(I) Indicates an independent director, and (*) indicates the lead independent director.

Audit Committee
Ms. Lesjak is the chair of the Audit Committee, appointed in February 2021. Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of The Nasdaq Stock Market. Each member of the Audit Committee is financially literate and has the financial sophistication required by the applicable listing standards of The Nasdaq Stock Market. The Board has determined that each of Ms. Lesjak and Mr. McDaniel meet the criteria of an “audit committee financial expert” within the meaning of applicable SEC regulations due to their professional experience. Ms. Lesjak’s and Mr. McDaniel’s relevant professional experience is described above under “Proposal One—Re-Election of Class II Directors.” The Audit Committee held 11 meetings during fiscal 2021.
The purpose of the Audit Committee, pursuant to its charter, is, among other things, to:
•	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;
•
assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications, and independence; and (4) the performance of our internal audit function;

•	oversee management’s identification, evaluation, and mitigation of major risks to our company;
•	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;
•	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board;
•
consider questions of actual and potential conflicts of interest (including corporate opportunities) of Board members and corporate officers and review and approve proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, provided that any approval of related party transactions may be made only by the disinterested members of the Audit Committee;

•	oversee any waiver of the Code of Business Conduct and Ethics for directors and executive officers; and
•
review at least annually our company’s banking and treasury authorizations and material terms of our credit facilities as they bear on our risk exposures, financial disclosures, internal controls, and legal compliance.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described below in the “Audit Committee Report.” The Audit Committee has established procedures for (1) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns.
Compensation Committee
Mr. McDaniel is the chairman of the Compensation Committee, appointed in March 2022. Two of the four members of the Compensation Committee, Mr. McDaniel and Ms. Lesjak, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Stoquart and Mr. Wolffsheim were designated by TotalEnergies to be on the Compensation Committee pursuant to our Affiliation Agreement and are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Compensation Committee held eight meetings during fiscal 2021.

The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:
•	the formulation, implementation, review, and modification of the compensation of our directors and executive officers;
•
the review and preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the SEC and applicable listing standards of The Nasdaq Stock Market;

•	the review and discussion with management of the Compensation Discussion and Analysis section of our annual proxy statement or Annual Report on Form 10-K;
•	oversight of our company compensation philosophy, which may be performance-based, to reward and retain employees based on achievement of goals; and
•	the administration of our equity incentive plans, including the SunPower Corporation 2015 Omnibus Incentive Plan.
We also have a Section 16 Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Rule 16b-3 of the Exchange Act, as recommended by the Compensation Committee.
In certain instances, the Compensation Committee has delegated limited authority to our president, chief executive officer, and chairman of the Board, in his capacity as a Board member, with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee was at any time during fiscal 2021 one of our officers or employees or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during fiscal 2021, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules and regulations of the SEC.
Nominating and Corporate Governance Committee
Mr. Hegde is the chairman of our Nominating and Corporate Governance Committee, appointed in March 2022. Two of the four members of the Nominating and Corporate Governance Committee, Mr. Hegde and Mr. McDaniel, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Badoual and Ms. Portes-Laville were designated by TotalEnergies to be on the Nominating and Corporate Governance Committee pursuant to our Affiliation Agreement with TotalEnergies and are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee held five meetings during fiscal 2021.
The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:
•	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders;
•
the evaluation of whether an incumbent director should be nominated for re-election to the Board upon expiration of such director’s term, based upon factors established for new director candidates as well as the incumbent director’s qualifications, performance as a Board member, and such other factors as the Nominating and Corporate Governance Committee deems appropriate; and

•	the development, maintenance, and recommendation of a set of corporate governance principles applicable to us, and periodically reviewing such principles.
The Nominating and Corporate Governance Committee also considers diversity in identifying nominees for directors. In particular, the Nominating and Corporate Governance Committee believes that the members of the Board should reflect a diverse range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, the Nominating and Corporate Governance Committee has determined that the Board as a whole must have the right diversity, mix of characteristics, and skills for the optimal functioning of the Board in its oversight role.
The Nominating and Corporate Governance Committee believes the Board should be composed of persons with skills in areas such as:
•	relevant industries, especially solar products and services, financial products, and customer-facing industries;
•	technology and digital transformation;
•	sales and marketing;
•	leadership of large, complex organizations;
•	finance and accounting;
•	corporate governance and compliance;
•	strategic planning;
•	customer experience; and
•	human capital and compensation.
Under our Corporate Governance Principles, during the director nominee evaluation process, the Nominating and Corporate Governance Committee and the Board take the following into account:
•	A significant number of directors on the Board should be independent directors, unless otherwise required by applicable law or The Nasdaq Stock Market rules;
•
Candidates should be capable of working in a collegial manner with persons of different educational, business, and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics, including, but not limited to, gender and membership in underrepresented communities;
•	Candidates should demonstrate notable or significant achievement and possess senior-level business, management, or regulatory experience that would inure to our benefit;
•	Candidates shall be individuals of the highest character and integrity;
•	Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation;
•
Candidates for the Audit Committee and Compensation Committee should have the enhanced independence and financial literacy and expertise that may be required under law or The Nasdaq Stock Market rules;

•	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and
•	Candidates shall have the desire to represent the interests of all stockholders.

CORPORATE GOVERNANCE
Stockholder Communications with Board
We provide a process by which stockholders may send communications to the Board, any committee of the Board, our non-management directors, or any particular director. Stockholders can contact our non-management directors by sending such communications to the chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134. Stockholders wishing to communicate with a particular Board member, a particular Board committee, or the Board as a whole may send a written communication to our Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee, or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
Directors’ Attendance at Our Annual Meetings
Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. All of our directors are expected to attend the 2022 Annual Meeting, and ten of our directors attended our annual meeting of stockholders held on May 13, 2021 (the “2021 Annual Meeting”).
Submission of Stockholder Proposals for the 2023 Annual Meeting
As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders. In connection with our annual meeting of stockholders in 2023, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.
Stockholder Proposals. Only stockholders meeting certain criteria outlined in our Amended and Restated By-Laws (the “By-Laws”) are eligible to submit nominations for election to the Board or to propose other proper business for consideration by stockholders at an annual meeting. Under the By-Laws, stockholders who wish to nominate persons for election to the Board or propose other proper business for consideration by stockholders at an annual meeting must give proper written notice to us not earlier than 120 days and not later than 90 days before the first anniversary of the preceding year’s annual meeting, provided that in the event that an annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which we mail or publicly announce our notice of the date of the annual meeting, whichever occurs first. Therefore, notices regarding nominations of persons for election to the Board and proposals of other proper business for consideration at the 2023 annual meeting of stockholders must be submitted to us no earlier than January 12, 2023 and no later than February 11, 2023. If the date of the 2023 annual meeting is moved more than 25 days before or after the anniversary date of the 2022 Annual Meeting, the deadline will instead be the close of business on the tenth day following notice of the date of the 2023 annual meeting of stockholders or public disclosure of such date, whichever occurs first. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 11, 2023 for the 2023 annual meeting. In addition to satisfying the foregoing requirements under our By-laws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023.
Stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy material. In order to be included in our proxy materials for the 2023 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act the submission deadline for stockholder proposals is December 2, 2022. All written proposals must be received by our Corporate Secretary, at our corporate offices at 51 Rio Robles, San Jose, California 95134 by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2023 annual meeting of stockholders.
Recommendation or Nomination of Director Candidates. Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders using the same criteria for evaluation of director candidates described above. Such recommendations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134.
For any nomination of director candidates, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such nomination proposal must include the following:
•	the name, age, business address, residential address, and record address of such nominee;
•	the principal occupation or employment of such nominee;
•	the class or series and number of shares of our stock owned beneficially or of record by such nominee;
•	any information relating to the nominee that would be required to be disclosed in our proxy statement;
•	the nominee holder for, and number of, shares owned beneficially but not of record by such person;
•
whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

•
to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director on the date of such stockholder’s notice;

•
a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by, or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.
If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board will make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.
Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Corporate Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Corporate Governance Committee currently has not set specific minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Corporate Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership, and financial, marketing, or business knowledge and experience. See “Board Structure—Nominating and Corporate Governance Committee” for factors considered by the Nominating and Corporate Governance Committee and the Board in considering director nominees.

Corporate Governance Principles
We believe that strong corporate governance practices are the foundation of a successful, well-run company. The Board has adopted Corporate Governance Principles that set forth our core corporate governance principles, including:
•	oversight responsibilities of the Board;
•	election and responsibilities of the lead independent director;
•	role of Board committees and assignment and rotation of members;
•	review of the Code of Business Conduct and Ethics and consideration of related party transactions;
•	independent director meetings without management and with outside auditors;
•	Board’s access to employees;
•	annual review of director compensation;
•	membership criteria and selection of the Board;
•	annual review of Board performance;
•	director orientation and continuing education;
•	stock ownership guidelines for certain of our executive officers and directors;
•	annual review of performance and compensation of executive officers; and
•	succession planning for key executive officers.
Our Corporate Governance Principles are available on our website at http://investors.SunPower.com.
Code of Business Conduct and Ethics; Related Persons Transactions Policy and Procedures
It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer, and principal accounting officer), as well as to our suppliers, vendors, partners, and other parties that represent us, and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.SunPower.com/corporate-governance/governance-overview under the tab for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. If we amend our Code of Business Conduct and Ethics or grant a waiver applicable to our principal executive officer, principal financial officer, or principal accounting officer, we will post a copy of such amendment or waiver on our website. Under our Corporate Governance Principles, the Audit Committee is responsible for reviewing and recommending changes to our Code of Business Conduct and Ethics.
Pursuant to our Corporate Governance Principles and the charter of our Audit Committee, our Audit Committee will consider questions of actual and potential conflicts of interest (including corporate opportunities) of directors and officers and approve or prohibit such transactions. The Audit Committee will review and approve in advance all proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, in compliance with the applicable Nasdaq Stock Market rules. A related party transaction will only be approved if the Audit Committee determines that it is in our best interests. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Persons Transactions
Other than the compensation agreements and other arrangements described herein, and the transactions described below, since the start of our last fiscal year on January 4, 2021, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a party:
•	in which the amount involved exceeded or will exceed $120,000; and
•
in which any director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Agreements with TotalEnergies and Its Affiliates
Equity Purchase Agreement
On February 6, 2022, our wholly-owned subsidiary, SunPower Corporation, Systems, a Delaware corporation (“Seller”), entered into an equity purchase agreement (the “Equity Purchase Agreement”) with TotalEnergies Renewables USA, LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of TotalEnergies.
Upon the terms and subject to the conditions set forth in the Equity Purchase Agreement, Buyer will acquire our Commercial & Industrial Solutions business (the “Business”) by acquiring all of the issued and outstanding common stock of TotalEnergies Distributed Generation USA, LLC, a Delaware limited liability company and a newly formed, wholly owned subsidiary of Seller (“HoldCo”), for aggregate cash consideration of $190 million, which is subject to certain adjustments, including cash, indebtedness, working capital surplus/shortfall and transaction expenses (the “Acquisition”). We will receive additional consideration of up to $60 million in cash if certain legislative action is taken between February 6 and June 30, 2022. Upon the unanimous recommendation by a special committee of our independent directors, the Acquisition has been approved by our board of directors.
Each party’s obligation to consummate the transactions contemplated by the Equity Purchase Agreement is subject to certain conditions specified therein, including (i) the absence of any law or order issued by any governmental authority preventing consummation of any of the transactions contemplated by the Equity Purchase Agreement; (ii) subject to certain exceptions, the accuracy of the representations and warranties of, and compliance with covenants by, each of the parties to the Equity Purchase Agreement; and (iii) the execution of a transition services agreement on terms agreed to by the parties. Buyer’s obligation to consummate the transactions contemplated by the Equity Purchase Agreement is also conditioned on, among other things, (a) the consummation of the transfer by the Company (or its applicable affiliate) to HoldCo of certain assets and liabilities relating to the Business; and (b) the absence of a Material Adverse Effect (as defined in the Equity Purchase Agreement) with respect to HoldCo or the Business.
The Equity Purchase Agreement contains certain representations, warranties and covenants made by both parties. The Equity Purchase Agreement also contains certain rights to terminate the agreement, including the right of either party to terminate the Equity Purchase Agreement on or after June 30, 2022 if the transactions contemplated by the Equity Purchase Agreement have not been consummated by such date.
Affiliation Agreement
We and TE Solar, a subsidiary of TotalEnergies, have entered into the Affiliation Agreement, which governs the relationship between TotalEnergies and us. Until the expiration of a standstill period specified in the Affiliation Agreement (the “Standstill Period”), and subject to certain exceptions, TE Solar, TotalEnergies, and any of their respective affiliates and certain other related parties (collectively, the “Total Group”) may not effect, seek, or enter into discussions with any third party regarding any transaction that would result in the Total Group beneficially owning our shares in excess of certain thresholds, or request us or our independent directors, officers, or employees to amend or waive any of the standstill restrictions applicable to the Total Group. The Standstill Period ends when TE Solar holds less than 15% ownership of us.
The Affiliation Agreement imposes certain limitations on the Total Group’s ability to seek to effect a tender offer or merger to acquire 100% of our outstanding voting power and imposes certain limitations on the Total Group’s ability to transfer 40% or more of our outstanding shares or voting power to a single person or group that is not a direct or indirect subsidiary of TotalEnergies. During the Standstill Period, no member of the Total Group may, among other things, solicit proxies or become a participant in an election contest relating to the election of directors to our board of directors.
The Affiliation Agreement provides TE Solar with the right to maintain its percentage ownership in connection with any new securities issued by us, and Total may also purchase shares on the open market or in private transactions with disinterested stockholders, subject in each case to certain restrictions.
The Affiliation Agreement also imposes certain restrictions with respect to the ability of us and our Board to take certain actions, including specifying certain actions that require approval by the directors other than the directors appointed by Total and other actions that require stockholder approval by Total.
On April 19, 2021, we entered into Amendment No. 5 Affiliation Agreement (“Amendment No. 5”) with TE Solar. Amendment No. 5 provided that the Board will include 11 members, composed of our president and chief executive officer, our immediate past chief executive officer, six directors designated by TE Solar, and three non-TE Solar-designated directors. Amendment No. 5 further provided that, on November 1, 2021 (the “Reversion Date”), Mr. Werner would resign, and TE Solar would as promptly as practicable cause one of the TE Solar designees to resign, from their positions as members of the Board, and thereafter the Board would be reduced to nine authorized members.
On October 29, 2021, we entered into Amendment No. 6 to the Affiliation Agreement (“Amendment No. 6”). Amendment No. 6 provided for the extension of the temporary adjustments to Board composition effected via Amendment No. 5, including (i) maintaining the size of the Board at 11 directors through March 31, 2022 (the “Second Reversion Date”); (ii) providing that the vacancy created by the resignation of Mr. Werner from the Board on the Reversion Date, as provided for in Amendment No. 5, would be filled with a Disinterested Director (as such term is defined in the Affiliation Agreement), with our chief executive officer thereafter serving as the chairman of the Board; and (iii) providing that, upon the Second Reversion Date, (A) one of the Disinterested Directors, in consultation with the Nominating and Corporate Governance Committee of the Board, would resign from his or her position on the Board, and (B) TE Solar would as promptly as practicable cause one of its designated members to resign from the Board, and (C) the Board would take all necessary action to reduce the size of the Board to nine directors. In accordance with Amendment No. 6, on December 31, 2021, Mr. Hegde was elected to the Board to fill the vacancy created by Mr. Werner’s resignation, and on March 31, 2022, each of Patrick Wood III and Franck Trochet resigned from the Board, and the size of the Board was thereafter reduced to nine members.
Cooperation Agreement
In December 2020, we entered into a strategic Cooperation Framework Agreement (the “Cooperation Agreement”) with TotalEnergies that governs the ongoing relationship between us and TotalEnergies with respect to development and sale of certain future commercial solar power projects. The Cooperation Agreement lays the foundation for the potential to jointly develop certain projects and allows us and TotalEnergies to expand investments in solar power projects to provide for future opportunities and investment volume.
Among other things, the Cooperation Agreement provides for –
•	our obligation to offer and ability to sell certain projects to TotalEnergies at pre-agreed model metrics;
•	our ability to obtain financing of development costs as various milestones in the project development cycle are achieved;
•	exclusivity over our offering of various post-sale services for projects sold to TotalEnergies or its affiliates; and
•	our right to offer engineering, procurement, and construction (“EPC”) services on certain downstream generation projects being developed by TotalEnergies.
The Cooperation Agreement remains in effect until December 31, 2023, unless otherwise terminated, and is expected to be terminated in connection with the Acquisition.
0.875% Debentures Due 2021
In June 2014, we issued $400.0 million in principal amount of our 0.875% debentures due 2021 (the “0.875% debentures due 2021”). An aggregate principal amount of $250.0 million of the 0.875% debentures due 2021 was initially acquired by Total. Interest is payable on the 0.875% debentures due 2021 semi-annually, beginning on

December 1, 2014. The 0.875% debentures due 2021 are convertible into shares of our common stock at any time. When issued, the initial conversion rate in respect of the 0.875% debentures due 2021 was 20.5071 shares of common stock per $1,000 principal amount of debentures (which was equivalent to an initial conversion price of approximately $48.76 per share). After giving effect to the Spin-Off, effective September 1, 2020, the conversion rate was adjusted to 25.1388 shares of common stock per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $39.78 per share). The applicable conversion rate may further adjust in certain circumstances, including a fundamental change, as described in the indenture governing the 0.875% debentures due 2021. If not earlier repurchased or converted, the 0.875% debentures due 2021 mature on June 1, 2021.
We repurchased a portion of our outstanding 0.875% debentures due 2021 in the first and third quarters during fiscal 2020. On November 24, 2020, we announced a tender offer (the “Offer”) to purchase any and all of our outstanding 0.875% debentures due 2021. On December 23, 2020, we announced the expiration and final results of the Offer. As of the expiration of the Offer, $238.9 million aggregate principal amount of the 0.875% debentures due 2021, representing approximately 79.23% of the total 0.875% debentures due 2021 outstanding, including $193.6 million representing all of the aggregate principal amount of the debentures held by Total, were validly tendered (and not validly withdrawn). We accepted for purchase all Convertible Debentures that were validly tendered (and not validly withdrawn) pursuant to the Offer at the expiration of the Offer at a purchase price equal to $1,000 per $1,000 principal amount of the 0.875% debentures due 2021, plus accrued and unpaid interest.
In aggregate, during the fiscal year ended January 3, 2021, we purchased $337.4 million of aggregated principal amount of the 0.875% debentures due 2021 for cash proceeds of approximately $334.7 million, net, including $250.0 million of principal amount representing the entire amount held by TotalEnergies. The purchases and early retirements resulted in a gain from extinguishment of debt of approximately $2.2 million in the fiscal year ended January 3, 2021, which represented the difference between the book value of the convertible notes, net of the remaining unamortized discount prior to repurchase and the reacquisition price of the convertible notes upon repurchase. The gain was recorded within “Other, net” on the consolidated statement of operations.
In June 2021, we repaid the remaining outstanding principal amount of $62.5 million, none of which was held by Total Energies.
4.00% Debentures Due 2023
In December 2015, we issued $425.0 million in principal amount of our 4.00% senior convertible debentures due 2023 (the “4.00% debentures due 2023”). An aggregate principal amount of $100.0 million of the 4.00% debentures due 2023 was acquired by Total. The 4.00% debentures due 2023 are convertible into shares of our common stock at any time. When issued, the initial conversion rate in respect of the 4.00% debentures due 2023 was 32.7568 shares of common stock per $1,000 principal amount of debentures (which was equivalent to an initial conversion price of approximately $30.53 per share). After giving effect to the Spin-Off, effective September 1, 2020, the conversion rate adjusted to 40.1552 shares of common stock per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $24.90 per share), which provides Total the right to acquire up to 4,015,515 shares of our common stock. The applicable conversion rate may further adjust in certain circumstances, including a fundamental change, as described in the indenture governing the 4.00% debentures due 2023.
Supply Agreements
In December 2019, we sold our membership interests in certain project companies to Total Strong, LLC, a joint venture between TotalEnergies and Hannon Armstrong. We recognized revenue of $6.2 million for sales to this joint venture, which is included within “Solar power systems, components, and other” on our consolidated statements of operations for fiscal 2019. During the fiscal year ended January 3, 2021, we recognized revenue of $127.9 million for sales to this joint venture, that included project companies sold in the previous quarters, and continued recognition of EPC revenue for sales in the previous quarters, which is included within “Solar power systems, components, and other” on our consolidated statements of operations.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board serves as the representative of the Board with respect to its oversight of:
•	our accounting and financial reporting processes and the audit of our financial statements;
•	the integrity of our financial statements;
•	our internal controls;
•	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;
•	the independent registered public accounting firm’s appointment, qualifications, and independence;
•	the performance of our internal audit function;
•	enterprise risk, including privacy and data security risk; and
•	our environmental, social, and governance programs.
The Audit Committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of financial statements and in assignments unrelated to the audit, reviews our independent registered public accounting firm’s fees, and pre-approves services to be provided by our independent registered public accounting firm.
The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended January 2, 2022 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board.
Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles and the effectiveness of our internal control over financial reporting.
The Audit Committee reports as follows:
(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2021 with our management.
(2)
The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC.

(3)
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022, as filed with the SEC.
The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Catherine Lesjak, Chair
Vinayak Hegde
Thomas McDaniel

DIRECTOR COMPENSATION
The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal 2021. The table does not include (i) Mr. Faricy, who did not receive additional compensation for his service on the Board, given his position as chief executive officer; (ii) Thomas H. Werner, our former chief executive officer who continued to serve as a member of the Board until November 1, 2021, who did not receive additional compensation for his service on the Board given his position as SunPower’s chief executive officer for a portion of the period, or (iii) for Mr. Hegde, who was appointed to the Board on December 31, 2021 and began receiving compensation for his service on the Board for the first quarter of fiscal 2022, pursuant to our outside director compensation policy.
2021 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
TE Solar-designated members of the Board (1)	—	—	—
Catherine Lesjak	100,000	200,066	300,066
Thomas McDaniel	100,000	200,066	300,066
Patrick Wood III (5)	125,000	200,066	325,066
(1)
The TE Solar-designated members of the Board include François Badoual, Bernadette Baudier, Nathalie Portes-Laville, Vincent Stoquart, and Laurent Wolffsheim. Thomas Rebeyrol, a former TE Solar-designated member of the Board, resigned on February 10, 2021 and was replaced by Mr. Wolffsheim. Denis Toulouse, a former TE Solar-designated member of the Board, resigned on October 20, 2021 and was replaced by Ms. Portes-Laville. Julien Pouget, a former TE Solar-designated member of the Board, resigned on January 19, 2021 and was replaced by Mr. Stoquart. Frank Trochet, a former TE Solar-designated member of the Board, resigned on March 31, 2022.

(2)
The amounts reported in this column represent the aggregate cash retainers received by the non-employee directors for fiscal 2021, but do not include amounts reimbursed to the non-employee directors for expenses incurred in connection with attending Board and committee meetings.

(3)
The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for restricted stock units granted to our non-employee directors in fiscal 2021. See Note 17 to our consolidated financial statements in our 2021 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. Restricted stock units are fully vested on the date of grant. Each of Ms. Lesjak, Mr. McDaniel, and Mr. Wood were granted 6,918 restricted stock units during fiscal 2021.

(4)	As of January 2, 2022, no non-employee directors held stock awards or stock options.
(5)	Mr. Wood served as a member of the Board throughout fiscal 2021, and resigned on March 31, 2022.
2021 Director Compensation Program
Our outside director compensation policy provides for the compensation set forth below for our non-employee directors, other than the Total-designated directors:
•
an annual fee of $300,000 ($100,000 in cash ($25,000 delivered quarterly) and $200,000 in the form of fully vested restricted stock units) for our non-employee directors (other than the chairman of the Board) for service on the Board and on Board committees;

•
if our chairman is an independent director, an annual fee of $450,000 ($112,500 delivered quarterly in the form of restricted stock units) to our chairman of the Board for service on the Board and on Board committees; and

•	an additional annual fee of $25,000 ($6,250 delivered quarterly) to the lead independent director.
The Compensation Committee assessed the competitiveness of director compensation compared to the same compensation peers used to assess named executive officer compensation.
As part of its assessment, the Compensation Committee also considered the relative workload and responsibilities borne by the independent directors, which we believe are higher than many other public companies for a number of reasons, including the fact that we have a controlling stockholder, that there are relatively fewer independent directors on the Board, and that each of them serves on, or chairs, multiple committees. We review director pay on an annual basis to monitor for changes in competitive pay levels and workload and responsibilities.
Our policy provides that these annual fees are prorated on a quarterly basis for any director that joins the Board during the year. The $25,000 additional fee payable to the lead independent director is paid in cash. All fees payable to the chairman of the Board are paid in the form of restricted stock units. The annual fees payable to our other non-employee directors are paid on a quarterly basis, 33% in cash on or about the date of the quarterly Board meeting and 67% in the form of fully-vested restricted stock units on the eleventh day in the second month of each quarter (or on the next trading day if such day is not a trading day). The number of restricted stock units is calculated by dividing the aggregate dollar value of the amount payable for the quarter by the closing price of the common stock on the eleventh day of the second month of such quarter or the first trading date immediately thereafter, if such day falls on a weekend or holiday. Any fractional shares resulting from this calculation are rounded up to a full share. The restricted stock units are settled in shares of our common stock within seven days of the date of grant. Because Mr. Faricy is our chief executive officer, he is not separately compensated for his service as chairman of the Board. Similarly, because each of our TE-Solar-designated directors do not qualify as independent directors under our director compensation policy, such individuals receive no director compensation.
Stock Ownership Guidelines
We have stock ownership guidelines for our chief executive officer, certain executive officers, and non-employee directors (excluding TE Solar-designated directors). Under the guidelines and subject to certain exceptions, non-employee directors are expected to own shares of our common stock that have a value equal to five times the annual cash retainer they receive for serving on the Board, with ownership measured at the end of each calendar year. Each non-employee director is expected to maintain ownership at or above the threshold applicable to them beginning five years after first becoming subject to the guidelines. Shares may be owned directly by the individual, owned by the individual’s spouse, or held in trust for the benefit of the individual’s family. The non-employee directors were required to satisfy the stock ownership guidelines beginning on the earlier of five years after their implementation in 2015 or five years following becoming subject to such guidelines. Ms. Lesjak, Mr. Daniel, and Mr. Wood, who were subject to the guidelines in fiscal 2021, each owned stock with a value in excess of the guidelines as of the end of 2021. Mr. Hegde, who joined our Board on December 31, 2021, will become subject to the guidelines on December 31, 2026.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking our stockholders to again vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” we have adopted an executive compensation philosophy designed to deliver competitive total compensation to our executive officers upon the achievement of financial and strategic performance objectives. In order to implement that philosophy, the Compensation Committee has established a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments, and consultation with the Compensation Committee’s independent compensation consultant. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” sections for additional details about our executive compensation programs, including information about the fiscal 2021 compensation of our named executive officers.
2021 Compensation Features. Our compensation programs are intended to attract, retain, and reward executive officers who contribute to SunPower’s success and to align their pay outcomes with the Company’s short-term and long-term performance. The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals. In fiscal 2021, the program features incorporated by the Compensation Committee to implement the executive compensation philosophy stated above included a performance-based cash bonus program and long-term incentives in the form of time- and performance-based restricted stock units, in each case tied to achievement of corporate performance targets, and the measurement of individual performance based on each named executive officer’s achievement of his or her personal key results, annual objectives, and adherence to company values, as further described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections.
Our financial and operational performance was the key factor in the compensation decisions and outcomes for fiscal 2021, as further described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections. One of the core tenets of our executive compensation philosophy is our emphasis on performance-based pay.
As highlighted in the Compensation Components chart in the “Compensation Discussion and Analysis” section, in fiscal 2021, a large portion of our named executive officers’ target compensation (86% for our chief executive officer and averaging 75% for our other named executive officers) consisted of performance-based pay in the form of annual bonus programs and long-term equity incentives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific compensation item, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that, on an advisory basis, the compensation of SunPower’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narratives and descriptions in SunPower’s proxy statement for the Annual Meeting, is hereby APPROVED.”
Vote Required
The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and present or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against this proposal.

Although the say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee, or the Board, the Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are necessary to address those concerns.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, ON A NON-BINDING, ADVISORY BASIS.

EXECUTIVE OFFICERS
Biographical information for our executive officers, other than Mr. Faricy, is listed below. Biographical information for Mr. Faricy, who is both a director and an executive officer of the Company, can be found in the section entitled “Proposal One—Re-Election of Class II Directors.” As described above, Mr. Werner served as our president and chief executive officer for a portion of fiscal 2021, retiring from this position on April 19, 2021, and Mr. Faricy succeeded him as our president and chief executive officer, effective on the same day.
Name	Age	Position
Peter Faricy	55	President, Chief Executive Officer, and Chairman of the Board
Regan MacPherson	58	Executive Vice President, Chief Legal Officer, and Corporate Secretary
Manavendra Sial	45	Executive Vice President and Chief Financial Officer
Douglas Richards	63	Executive Vice President, Administration
Regan J. MacPherson has served as our executive vice president and chief legal officer since April 2021. Ms. MacPherson most recently served as chief legal and compliance officer of Quantum Corporation, a company specializing in the storage and management of digital video and other forms of unstructured data, from October 2019 to April 2021. Prior to joining Quantum, she was the vice president and chief compliance officer at Marvell Semiconductor, Inc. from June 2017 to October 2019. Ms. MacPherson served as senior vice president and general counsel of Seagate Technology, PLC from March 2016 to June 2017. Ms. MacPherson also served as vice president and interim general counsel from August 2015 to March 2016 and deputy general counsel from September 2013 to August 2015, in addition to varying roles of increasing responsibility from July 2005 to September 2013, at Seagate Technology, PLC. Ms. MacPherson holds a Juris Doctor from Southwestern Law School and a Bachelor of Arts in political science from San Francisco State University.
Manavendra Sial has served as our executive vice president and chief financial officer since May 2018, leading the Company’s treasury, project finance, investor relations, financial planning, and accounting organizations. Previously, he served as the chief financial officer for VECTRA, a $1 billion technology-driven diversified industry business, which was a portfolio company of certain funds managed by affiliates of Apollo Global Management, LLC. Prior to VECTRA, Mr. Sial was with SunEdison in various global finance and operations leadership roles from 2011 to 2015, including chief financial officer of MEMC’s solar energy and materials divisions. He also spent 11 years with General Electric (GE) in a variety of roles, from FP&A leader for the Energy Services unit to chief financial officer of power delivery for GE’s Transmission and Distribution group. He earned his master’s degree in business administration from Duke University’s Fuqua School of Business and his Bachelor of Commerce from Delhi University in India.
Douglas Richards has served as our executive vice president, administration, since November 2011. From April 2010 to October 2011, Mr. Richards served as our executive vice president, human resources and corporate services. From September 2007 to March 2010, Mr. Richards served as our vice president, human resources and corporate services. From 2006 to 2007, Mr. Richards was vice president of human resources and administration for SelectBuild, a construction services company and a wholly owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was senior vice president of human resources and administration for BlueArc, a provider of high-performance unified network storage systems to enterprise markets. Before BlueArc, Mr. Richards spent 10 years at Compaq Computer Corporation and five years at Apple Computer, Inc. in various management positions. Mr. Richards graduated from California State University, Chico, with a Bachelor of Arts degree in public administration.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a detailed review and analysis of our compensation policies and programs that applied to our named executive officers during the fiscal year ended January 2, 2022. Our named executive officers, as set forth in the following table, were our president and chief executive officer, our chief financial officer, the next two most highly compensated executive officers serving as of January 2, 2022, and our former president and chief executive officer and our former executive vice president and general counsel, who were not serving in such roles as of January 2, 2022. As of January 2, 2022, we had four executive officers as defined in Rule 3b-7 under the Exchange Act.
Name	Title
Peter Faricy	President and Chief Executive Officer
Thomas Werner(1)	Former President and Chief Executive Officer
Manavendra Sial	Executive Vice President and Chief Financial Officer
Regan MacPherson	Executive Vice President, Chief Legal Officer, and Corporate Secretary
Douglas Richards	Executive Vice President and Chief People Officer
Kenneth Mahaffey(2)	Former Executive Vice President, General Counsel, and Chief Ethics and Compliance Officer
(1)	Mr. Werner served as our president and chief executive officer until April 19, 2021.
(2)	Mr. Mahaffey served as our executive vice president, general counsel, and chief ethics and compliance officer until April 19, 2021.
Executive Summary
Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes, with the ultimate objective of increasing stockholder value. We have adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and strategic performance objectives. The total compensation received by our named executive officers varies based on corporate and individual performance, as measured against performance goals. Therefore, a significant portion of each named executive officer’s total pay is tied to Company performance (see the “2021 Compensation Components” chart below).
For fiscal 2021, our financial and safety performance were the key factors in the compensation decisions and outcomes for the year, consistent with our commitment to pay for performance and the commitment of the Compensation Committee and our management team to corporate stewardship. Highlights of our named executive officer compensation program in 2021 were as follows:
•
Commitment to pay for performance. A significant majority of our named executive officers’ target compensation (86% for our chief executive officer and an average of 75% for our other named executive officers) consisted of executive bonus programs and long-term equity incentives.

•
Cash bonus payouts below target. Our annual bonus program incorporated financial and safety performance metrics that we believe align our compensation practices with our business goals and, correspondingly, align executives’ interests with stockholders’ interests. Achievement of performance targets related to our profitability (Adjusted EBITDA) and cash generation (adjusted cash from operations),[1] together with safety performance, measured as our total rate of recordable injuries, and achievement of our corporate milestone performance targets and individual modifiers assigned based on individual performance, determined the actual payouts under our performance-based cash bonus program (specifically, the 2021 Executive Performance Bonus Program, which we refer to as our Executive Bonus Program) for our named executive officers. Our overall corporate performance in fiscal 2021 resulted in a mid-year progress payment of 50% paid in August 2021, based on 108.2% attainment at mid-year, but no

[1]	Adjusted EBITDA and adjusted cash from operations are non-GAAP financial measures. See Appendix A, “Use of Non-GAAP Financial Measures.”

further cash bonuses were earned under this program because the minimum goals were not attained for the fiscal year. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Non-Equity Incentive Plan Compensation.”
•
Performance-based restricted stock units not achieved. Performance-based restricted stock units granted in 2021 to each of our named executive officers were only earned if we achieved performance targets for safety, profitability, and cash generation metrics. For fiscal 2021, performance with respect to the financial and safety goals fell below the minimum performance levels, and combined with our corporate performance in fiscal 2021 resulted in none of these equity awards being earned. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Equity Incentive Plan Compensation.”

At our 2021 annual meeting of stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. We refer to this vote as our say-on-pay vote. Our Compensation Committee considered the results of the say-on-pay vote (which received approximately 99% approval of the votes cast) at its meetings after the say-on-pay vote when it set annual executive compensation. After our Compensation Committee reviewed the stockholders’ approval of the say-on-pay vote in 2021, our Compensation Committee decided to maintain the general framework of our fiscal 2020 compensation policies and programs for our named executive officers in fiscal 2021, with certain modifications, including the incorporation of a safety metric into achievement of both Executive Bonus Plan awards and equity awards, and a move away from strategic initiative metrics, in favor of greater focus on financial metrics, as the Committee believed such programs continued to be in the best interest of our stockholders.
The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables, and the related disclosure appearing in “Executive Compensation” below.
General Philosophy and Objectives
In fiscal 2021, we continued to operate a compensation program designed primarily to reward our named executive officers based on our financial performance and the achievement of corporate objectives consistent with increasing long-term stockholder value. Our 2021 executive compensation program was based on the following primary objectives:
•	to attract, retain, and reward executive officers who contribute to our success; and
•	to align compensation programs with our short- and long-term performance.
In order to implement our philosophy, the Compensation Committee has a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments, and consultation with the Compensation Committee’s independent compensation consultant, as described below. The Compensation Committee also retains discretion to adjust payouts when it determines it is necessary or appropriate.
We believe the mix of base salary, performance-based cash awards, and time-based and performance-based equity awards provides proper incentives without encouraging excessive risk-taking and that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.
Compensation Setting Process
The Compensation Committee is responsible for managing the compensation of our executive officers, including our named executive officers, in a manner consistent with our compensation philosophy. In accordance with the “controlled company” exception under the applicable listing standards of The Nasdaq Stock Market, our Compensation Committee is composed of two independent directors and two directors designated by our controlling stockholder, TotalEnergies. We also have a Section 16 Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Rule 16b-3 of the Exchange Act.
The Compensation Committee establishes our compensation philosophy and objectives and annually reviews and, as necessary and appropriate, adjusts each named executive officer’s compensation. The Compensation Committee offered our named executive officers total target compensation opportunities ranging from below the 25th percentile to median of our peer group of companies (as further described below) during fiscal 2021. In general, the Compensation Committee’s philosophy is to set total target compensation between the 50th percentile and 75th percentile of market competitive pay levels. Individual named executive officer compensation may be above or below this range based on experience, scope of position, individual performance, and total direct compensation (TDC) target relative to the competitive market analysis.
When determining appropriate compensation for the named executive officers, the Compensation Committee considered the advice of an independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, our performance, our business plan, and individual performance. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program, and management presented its recommendations regarding base salary, time- and performance-based equity awards, and performance targets under our Executive Performance Bonus Plan to the Compensation Committee for its review and consideration. The Compensation Committee accepts, rejects, or accepts as modified, management’s various recommendations regarding compensation for the named executive officers other than our chief executive officer. The Compensation Committee also approves, after modification, management’s recommendations on various performance targets and milestones. The Compensation Committee met without our chief executive officer when reviewing and establishing his compensation.
Compensation Consultant
In fiscal 2021, the Compensation Committee directly engaged and retained Semler Brossy, a compensation consulting firm, as its compensation consultant. The Compensation Committee selected Semler Brossy based on its experience and familiarity with the technology industry after initially soliciting and reviewing proposals from a number of firms in 2018, when it first engaged Semler Brossy.
In fiscal 2021, Semler Brossy advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, setting specific compensation components to reach the determined total compensation targets for fiscal 2021, and reviewing and providing input on director pay. Semler Brossy did not provide any services to us other than advising the Compensation Committee and management, at the direction of the Compensation Committee, on executive compensation and director pay issues. The Compensation Committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultants described above. Based on this review, the Compensation Committee determined that Semler Brossy is independent and no conflict of interest has been raised by the work performed by Semler Brossy.
Peer Group and Benchmarking Practices
Each year the Compensation Committee reviews and approves a peer group that its independent compensation consultant, Semler Brossy, uses as part of its annual assessment of competitive compensation levels and program design elements for our named executive officers.
In fiscal year 2021, the Compensation Committee revised the peer group established for post-spin SunPower in fiscal year 2020 to help inform compensation in fiscal 2021. The peer group was established primarily with reference to companies in the technology, energy, and utilities industries that focus on technology solutions for end users, companies with asset-light business models, companies that have a mix of business-to-business and business-to-consumer sales, and companies that have revenues of one-third to three times anticipated post-spin SunPower revenues.
The Compensation Committee considered these specific criteria and developments in the market, as well as the Company’s shifts in focus since the peer group was last revised in July 2020, primarily its shift to addressing primarily the U.S. residential solar market, and reoriented its approach in July 2021 to focus on a smaller core peer group of four companies (Itron, Inc., Enphase Energy, Inc., Sunrun, Inc., and Sunnova Energy International Inc.), supplemented with survey data from a broader group of peers. The core peer group of four companies was selected with a focus on key characteristics of our go-forward business, including energy and solar solutions and services, solutions and services for related industries, consumer lending and financing, smart home products, and digital solutions, supplemented with survey data from the next level of business and talent competitors. While the individual companies only share a few key characteristics, we believe the peer group as a whole reflects our current and future business mix and dynamics.

The Compensation Committee believes the characteristics of the fiscal 2021 peer group captures, in aggregate, the core business model of the Company. The companies included in the overall peer group are listed below:
•	ADT Inc.	•	LendingTree
•	Peloton Interactive, Inc.	•	Enphase Energy, Inc.*
•	Trimble Inc.	•	Affirm Holdings, Inc.
•	Generac Holdings Inc.	•	Aspen Technology Inc.
•	Itron, Inc.*	•	Enova International, Inc.
•	PTC Inc.	•	Alarm.com Holdings, Inc.
•	Sonos Inc.	•	LendingClub
•	Angi Inc.	•	Arlo Technologies Inc.
•	NETGEAR, Inc.	•	Gogo Inc.
•	Vivint Smart Home, Inc.	•	FTC Solar, Inc.
•	Verint Systems Inc.	•	Sunnova Energy International Inc.*
•	Sunrun, Inc.*	•	Stem, Inc.
•	CSG Systems International Inc.
*	Core peer group, which receives significantly more focus than other companies in the peer group.
In addition to peer group data, the Compensation Committee also reviewed pay information from the Radford Technology Survey, where relevant. In general, the Compensation Committee evaluates base salaries relative to the 50th percentile of the market and between 50th and 75th percentiles of the market for other pay components. Positioning against the market data may be higher or lower based on individual-specific factors such as individual performance, experience, scope of responsibilities, and company performance.
2021 Compensation Components
For fiscal 2021, the Compensation Committee allocated total compensation among various pay elements consisting of base salary, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions that we made for each element for fiscal 2021:
Compensation Component	Objective and Basis	Form	Practice
Base salary	Fixed compensation that is set at a competitive level for each position to reward demonstrated experience and skills.	Cash	Base salaries are generally established around the 50th percentile of competitive market data, with consideration for experience and scope of role relative to comparable positions in one peer group.
Performance-based cash bonus awards	Annual incentives (with a mid-year progress payment) that drive our performance and align executives’ interests with stockholders’ interests.	Cash
Target incentives are set as a percentage of base salary and are set between the 50th percentile and the 75th percentile. Actual payment is calculated based on achievement of corporate and individual goals.

Time-based equity awards	Long-term incentive that aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Restricted stock units	Target equity awards (time-based plus performance-based) are generally set between the 50th percentile and the 75th percentile.
Performance-based equity awards	Long-term incentive that focuses and rewards our performance and aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Performance-based restricted stock units	Target equity awards (time-based plus performance-based) are generally set between the 50th percentile and the 75th percentile. Actual payment is calculated based on achievement of corporate goals.
Employee benefits, severance and other compensation	Offered to attract and retain talent and to maintain competitive compensation packages.	Various	Named executive officers are eligible to participate in health and welfare benefits and 401(k) matching available to all employees. Newly hired executive officers may receive

Compensation Component	Objective and Basis	Form	Practice

relocation assistance, one-time signing bonuses, or other similar payments to attract them to join our company. They are also eligible for certain severance benefits pursuant to their employment agreements and our 2019 Management Career Transition Plan, as amended to date. We generally do not provide any special perquisites to our named executive officers.

The relative proportion of each element for fiscal 2021, as set forth below, was based generally on the Compensation Committee’s comparison of compensation that we offered our named executive officers against compensation offered by peer group companies to their named executive officers, the tax and accounting consequences of certain types of equity compensation, and a desire to allocate a higher proportion of total compensation to performance-based and equity incentive awards.
2021 Compensation Components*

* CEO data includes Mr. Faricy only
Analysis of Fiscal 2021 Compensation Decisions
Base Salary. For fiscal 2021, the Compensation Committee chose not to adjust the base salaries of any of its named executive officers, other than Mr. Sial’s, after taking into account market data, executive officer performance and experience in their role, and the executive’s scope of responsibility in comparison to comparable positions at our peer group companies. The approximately 3.5% increase to Mr. Sial’s base salary was intended to reflect his contributions to the business and his assumption of a larger role in the Company’s business development activities.
The table below sets forth the salaries in effect in fiscal 2021 compared with the salaries in effect in fiscal 2020 for each of our named executive officers:
Name	2020 Annual Base Salary ($)(1)	2021 Annual Base Salary ($)(2)
Peter Faricy(3)	—	660,000
Thomas Werner(4)	600,000	600,000
Manavendra Sial	435,000	450,000
Regan MacPherson(5)	—	400,000
Douglas Richards	380,000	380,000
Kenneth Mahaffey(6)	335,000	335,000
(1)
These amounts represent annualized 2020 annual base salaries effective after April 1, 2020, excluding temporary reductions. At management’s request and upon approval by the Compensation Committee, base salaries were temporarily reduced in response to exceptional circumstances presented by the COVID-19 pandemic and associated economic impacts as follows: (i) reduction of 30% for

Mr. Werner and a reduction of 25% for the other named executive officers effective March 30, 2020, (ii) reduction of 50% for Mr. Werner and a reduction of 35% for the other named executive officers effective April 20, 2020, (iii) return to 30% reduction for Mr. Werner and 25% for the other named executive officers effective July 27, 2020, (iv) return to 100% base salary for all named executive officers effective September 24, 2020.
(2)	These amounts represent 2021 annual base salaries effective after April 1, 2021.
(3)	Mr. Faricy became our president and chief executive officer on April 19, 2021. His base salary was negotiated as part of his commencement of employment and with reference to the market median.
(4)	Mr. Werner served as our president and chief executive officer until April 19, 2021
(5)
Ms. MacPherson joined us as our executive vice president and chief legal officer on April 19, 2021. Her base salary was negotiated as part of her commencement of employment and with reference to the market median.

(6)	Mr. Mahaffey served as our executive vice president, general counsel, and chief ethics and compliance officer until April 19, 2021.
Performance-Based Cash Bonus Awards. In fiscal 2021, following the redesign of our performance-based cash bonus program in 2019, we maintained one umbrella performance-based cash bonus program, our 2021 Executive Annual Bonus Program under our Executive Performance Bonus Plan (referred to as our Executive Bonus Program), in order to link bonus payments to corporate financial and safety goals, operational objectives, and individual performance, and moved from a semi-annual bonus program to a program based on annual goals with a mid-year progress payment. All of our named executive officers participated in the Executive Bonus Program, which is discussed in more detail below.
The supplemental table below entitled “Estimated Possible Payouts Under Executive Bonus Program” sets forth each named executive officer’s target and maximum payout opportunities under the Executive Bonus Program. Under the terms of the Executive Bonus Program, failure to achieve certain corporate or individual metrics could have resulted in zero payouts to an individual for a given period. The column entitled “2021 Total Non-Equity Incentive Plan Compensation” in our 2021 Summary Compensation Table below and the footnotes thereto detail the actual payouts awarded under this bonus plan to each named executive officer for fiscal 2021.
Estimated Possible Payouts Under Executive Bonus Program
Name	2021 Executive Bonus Program Target (Full-Year Aggregate) ($)	2021 Executive Bonus Program Maximum (Aggregate) ($)
Peter Faricy(1)	990,000	1,856,250
Thomas Werner(2)	1,200,000	2,250,500
Manavendra Sial	405,000	759,375
Regan MacPherson(3)	300,000	562,500
Douglas Richards	304,000	570,000
Kenneth Mahaffey(4)	251,250	471,094
(1)
Mr. Faricy joined the Company as president and chief executive officer on April 19, 2021, and his target bonus opportunity was negotiated as part of his commencement of employment. Target and maximum possible payout are shown at an annualized rate. Actual payouts were for a prorated portion of fiscal 2021 based on Mr. Faricy’s actual employment tenure.

(2)
Mr. Werner retired as president and chief executive officer on April 19, 2021. Target and maximum possible payout are shown at an annualized rate. Actual payouts were for a prorated portion of fiscal 2021 based on Mr. Werner’s actual employment tenure.

(3)
Ms. MacPherson joined the Company as executive vice president and chief legal officer on April 19, 2021 and her target bonus opportunity was negotiated as part of her commencement of employment. Target and maximum possible payout are shown at an annualized rate. Actual payouts were for a prorated portion of fiscal 2021 based on Ms. MacPherson’s actual employment tenure.

(4)
Mr. Mahaffey served as executive vice president, general counsel, and chief ethics and compliance officer until April 19, 2021. Target and maximum possible payout are shown at an annualized rate. Actual payouts were for a prorated portion of fiscal 2021 based on Mr. Mahaffey’s actual employment tenure.

For fiscal 2021, the Compensation Committee maintained target payout levels under the Executive Bonus Program at the same percentage of annual salary for each of our named executive officers, after it evaluated the market data, individual performance, and the scope of the named executive officer roles.

Name	2020 Total Target Payout (Semi-Annual Programs) as Percentage of Annual Salary	2021 Total Target Payout (Executive Bonus Program) as Percentage of Annual Salary(1)
Peter Faricy(2)	—	150%
Thomas Werner(3)	200%	200%
Manavendra Sial	90%	90%
Douglas Richards	80%	80%
Regan MacPherson	—	75%
Kenneth Mahaffey	75%	75%
(1)
Actual bonus payments for each named executive officer under the Executive Bonus Program are formula-driven, and the formulas are used to calculate actual bonus payments. See “Executive Compensation—Non-Equity Incentive Plan Compensation” below for more information about these formulas.

(2)
Mr. Faricy joined the Company as president and chief executive officer on April 19, 2021. Target payout is shown at an annualized rate. Actual payouts were for a prorated portion of fiscal 2021 based on Mr. Faricy’s actual employment tenure.

(3)
Mr. Werner retired as president and chief executive officer on April 19, 2021. Target payout is shown at an annualized rate. Actual payouts were for a prorated portion of fiscal 2021 based on Mr. Werner’s actual employment tenure.

(4)
Ms. MacPherson joined the Company as executive vice president and chief legal officer on April 19, 2021. Target payout is shown at an annualized rate. Actual payouts were for a prorated portion of fiscal 2021 based on Ms. MacPherson’s actual employment tenure.

(5)
Mr. Mahaffey served as executive vice president, general counsel, and chief ethics and compliance officer until April 19, 2021. Target and maximum possible payout are shown at an annualized rate. Actual payouts were for a prorated portion of fiscal 2021 based on Mr. Mahaffey’s actual employment tenure.

Each of our named executive officers participated in the Executive Bonus Program, which required the achievement of corporate targets established in respect of our safety performance (10% of the award), profitability (45% of the award), and cash generation (45% of the award). Safety performance was measured using our annual Total Recordable Injury Rate (“TRIR”) metric, profitability was measured using an Adjusted EBITDA metric, and cash generation was measured using an adjusted cash from operations metric.2 TRIR is a measurement of the total number of fatalities, permanent disability cases, occupational lost-time accidents, restricted work cases, and medical treatments divided by the number of worked hours, and then multiplied by 1 million. The combined safety, profitability, and cash generation results were summed according to their respective weighting was adjusted by a corporate key results modifier and an individual modifier for each executive.
Example Calculation:

[2]	Adjusted EBITDA and adjusted cash from operations are non-GAAP financial measures. See Appendix A, “Use of Non-GAAP Financial Measures.”

Bonus Plan Performance Modifier for First Half and Annual measurement periods:

A progress payment, capped at 50% of the annual target opportunity, was measured and paid following the first half of fiscal 2021. First half safety performance accounted for 10% of the overall Executive Bonus Program progress payout. First half profitability and cash generation performance each accounted for 45% of the overall Executive Bonus Program Payout. Additional payments, based on actual attainment for the full fiscal year, could have been achieved and paid, net of the progress payment, based on attainment in the second half.
2021 Bonus Plan Results
In fiscal 2021, we achieved the following, as calculated under the Executive Bonus Program (in millions of dollars):
First Half Progress Payment
First Half 2021 (Q1+Q2)
Metric	Weight	Minimum	Target	Maximum	Result	Payout Attainment
Safety (TRIR)	10%	2.25	1.0	.85	2.39	0%
Adjusted EBITDA	45%	$15	$20	$25	$37	67.5%
Adjusted Cash from Operations	45%	$(6)	$0	$12	1	46.1%
	First Half Corporate Objectives Modifier					95.2%
	= First Half Bonus Progress Payment Achievement					108.2%
	Mid-Year Progress Payout (Capped)					50%
First half safety performance accounted for 10% of the overall Executive Bonus Program progress payout. First half profitability and cash generation performance each accounted for 45% of the overall Executive Bonus Program Payout. The overall achievement of first half performance against targets, which were set in February 2021 was 113.6% in the aggregate. A first half corporate key results modifier of 95.2% was applied, resulting in final first half achievement of 108.2%. The first half progress payment was capped at 50% of the annual target opportunity for fiscal 2021 and was paid at that level.
Fiscal 2021 – Full Year Achievement
Full Year 2021
Metric	Weight	Minimum	Target	Maximum	Result	Payout Attainment
Safety (TRIR)	10%	2.0	1.0	0.8	2.9	0%
Profitability (Adjusted EBITDA) (millions)	45%	$82	$110	$138	$47	0%
Cash Generation (Adjusted Cash from Operations) (millions)	45%	$32	$43	$65	($26)	0%
				Total Payout Before Modifier		0%
				Full Year Corporate Objectives Modifier		98%
				Total Payout After Modifier		0%

Full year safety performance accounted for 10% of the overall Executive Bonus Program payout. Full year profitability and cash generation performance each accounted for 45% of the overall Executive Bonus Program Payout. The overall achievement of full year performance against targets in aggregate was 0%, and a full year corporate key results modifier of 98% was applied, resulting in final full year achievement of 0%, and no additional payment beyond the mid-year progress payment for fiscal 2021.
Earned bonus amounts are reflected under “2021 Total Non-Equity Incentive Plan Compensation” in the 2021 Summary Compensation Table below.
As described above, full-year payments to our named executive officers under our Executive Bonus Program were modified by a corporate objectives modifier, which required the achievement of corporate targets set in respect of our quarterly corporate key results, as modified by an individual modifier assigned by the chief executive officer (or, in the case of our chief executive officer, by the Board) based on his or her individual performance. Such individual modifiers are expressed as a percentage, capped at 125%, and are combined with a corporate milestones factor based on the level of achievement of our corporate targets, to calculate bonus payments under the plan.
We incorporate a “management by objective” system throughout our organization to establish performance goals that supplement our financial and safety goals. Management establishes five-year corporate key results, and then derives from them annual and quarterly corporate key results, which we refer to as corporate milestones. Each corporate milestone is reviewed, revised, and approved by the Board, and subsequently the scores are reviewed and approved by our Compensation Committee. In addition, each named executive officer, other than our chief executive officer, establishes quarterly personal goals, which we refer to as key results, which are approved by the chief executive officer and are intended to be aligned with each quarter’s corporate milestones. Quarterly corporate milestones in fiscal 2021 included sensitive business objectives applicable to our entire company, focusing on customer and dealer service metrics, system performance, revenue, profitability, and bookings targets, confidential safety and cost targets, environmental, social and governance initiatives, new product and technology milestones, cycle times, and expansion into new markets. For fiscal 2021, personal key results objectives included confidential financial and bookings targets, new product development, major customer transactions, and corporate development milestones, among other operational goals. The Board determined the chief executive officer’s key results, which consisted solely of the quarterly corporate milestones selected after discussion with the chief executive officer. These corporate milestones and individual key results are typically challenging in nature and designed to be stretch goals and encourage the individual to achieve success in his or her position during the performance period. At the end of the year, the Compensation Committee determines the chief executive officer’s individual modifier, and the chief executive officer determines the individual modifier for each other named executive officer, based on achievement of their respective individual key results.
In fiscal 2021, we achieved an average modifier of 98% on corporate key result milestones. However, as disclosed above, given that the overall achievement of full year performance against the safety and financial targets in aggregate was 0%, no individual modifiers were determined and no additional payments were made under the Executive Bonus Program beyond the mid-year progress payment for fiscal 2021.
Equity Awards. Our Compensation Committee believes that long-term Company performance is best achieved by an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our SunPower Corporation 2015 Omnibus Incentive Plan, or 2015 Equity Plan, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards.
The Compensation Committee allocated long-term equity awards between time-based and performance-based restricted stock units. To balance the advantages of both time-based and performance-based awards, the Compensation Committee decided that annual long-term equity incentive awards granted to our named executive officers (other than Mr. Werner and Ms. MacPherson) in fiscal 2021 would be made half in the form of performance-based restricted stock units (which could be earned in amounts between 50% and 150% of the target amount) and half in the form of time-based restricted stock units, all of which would vest over four years.
In connection with his commencement of employment, the Company agreed to grant Mr. Faricy a sign-on grant of restricted stock units covering a number of shares of our common stock worth $5.3 million, determined based on the Company’s average closing trading price during March 2021. Subject to Mr. Faricy’s continued employment, these sign-on restricted stock units will vest annually over a four-year period, with 50% also being subject to achievement of performance goals established by the Board of Directors. In addition, the Company agreed to grant

Mr. Faricy one restricted stock unit for each share of Company common stock Mr. Faricy purchased within 12 months after his start date, up to an aggregate of $3 million (the “Matching RSUs”). Each Matching RSU vests annually over two years from the last day of the calendar quarter in which Mr. Faricy purchased the related share of common stock as long as he remains employed with the Company and continues to hold such related share through the vesting date.
In connection with her commencement of employment, the Company agreed to grant Ms. MacPherson a sign-on grant of 33,431 restricted stock units. Subject to Ms. MacPherson’s continued employment, these sign-on restricted stock units will vest annually over a four-year period. The sign-on grant units covered a number of shares of our common stock worth $1.1 million, determined based on the Company’s average closing trading price during March 2021.
The Compensation Committee granted only time-based restricted stock units to Mr. Werner in 2021 after deferral of his 2020 equity awards due to the impact and uncertainty created by the COVID-19 pandemic, in light of his impending retirement. On February 22, 2021, he was granted 113,348 restricted stock units that would vest on December 1, 2021, subject to acceleration in the event of Mr. Werner’s earlier termination of service, provided that such termination was not for Cause (as such term is defined in Mr. Werner’s employment agreement). These grants were originally discussed in fiscal year 2020, commensurate with the stock price used for grants to other executive officers during the time period, for a target total grant value of $1 million, but grants were deferred due to the impact and uncertainty created by the COVID-19 pandemic. In addition, on April 27, 2021, Mr. Werner was granted a fully vested grant of 6,523 restricted stock units. The Company did not make annual equity grants to Mr. Mahaffey, but he was awarded time-based restricted stock units in April 2021.
Awards granted and earned in fiscal 2021 were as follows:
Name	Time-Based Restricted Stock Units	Performance- Based Restricted Stock Units (Target)	Performance- Based Restricted Stock Units Earned
Peter Faricy	182,268(1)	80,538	-0-
Thomas Werner	119,871	-0-	-0-
Manavendra Sial	46,486	11,785	-0-
Regan MacPherson	33,431	-0-	-0-
Douglas Richards	9,795	8,036	-0-
Kenneth Mahaffey	1,308	-0-	-0-
(1)	On April 26, 2021, Mr. Faricy purchased 101,730 shares of common stock for an aggregate of $3.0 million and SunPower issued the equivalent Matching RSUs, which are included in this number.
We used performance-based restricted stock units as incentive compensation during fiscal 2021 to align our named executive officers’ compensation with corporate performance.
In connection with our annual review of executive officer compensation, the Compensation Committee approved performance targets for performance-based restricted stock unit awards to each of our executive officers: safety performance (10% of the award), profitability (45% of the award), second half financial performance (40% of the award), and a formula under which actual awards would be calculated after completion of fiscal 2021. The corporate key results and individual modifiers do not apply to the performance-based restricted stock awards.
The annual performance metrics for each of these equity awards were selected on the basis of the operating plan approved by the Board after considering expectations regarding our future growth and strategy, as well as potential challenges in achieving such growth and strategic goals. In fiscal 2021, we moved to an annual performance period from semi-annual performance periods used in fiscal 2020. The performance targets were established at a level that the Compensation Committee determined to be challenging for our named executive officers to achieve. In fiscal 2021, our named executive officers achieved a 0% payout factor for all three metrics, resulting in an overall 0% payout for each of our executive officers. The performance goals and associated payouts for 2021 performance-based restricted stock unit awards match the full-year financial and operational performance elements (excluding the corporate key results and individual bonus modifiers) used for the cash bonus program under our Executive Bonus Program, described above.
If earned, the performance-based restricted stock units granted to our named executive officers in fiscal year 2021 would have vested in four equal annual installments, subject to continued service, starting March 1, 2021.

For fiscal 2021, our Compensation Committee continued to grant time-based restricted stock units that vest in four equal annual installments to our named executive officers, subject to continued service, starting March 1, 2022.
See “Executive Compensation—Equity Incentive Plan Compensation” below for more information about equity grants made during fiscal 2021, including metrics, targets, and formulas under the performance-based restricted stock unit awards.
Other Employee Benefits. In connection with his commencement of employment, we agreed to provide Mr. Faricy with a lump sum cash relocation bonus of $800,000 to assist him in relocating to the San Francisco Bay Area, which bonus is earned in 12 equal installments upon the completion of each month of continuous employment by Mr. Faricy with us following the start date. If Mr. Faricy terminates employment with us other than for good reason (as defined in the employment agreement) or if we terminate his employment for cause (as defined in the employment agreement), he will be required to repay any unearned installment.
As in prior years, we generally do not provide any special perquisites to our named executive officers. We provided certain perquisites and other health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which benefits are generally available to all employees.
For more information about these arrangements and benefits, see footnote 4 to the “2021 Summary Compensation Table” below.
Pension Benefits. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation. None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Employment and Severance Arrangements
Change in Control Arrangements. We are party to employment agreements with certain of our executive officers, including our named executive officers, which provide severance benefits for employment terminations in connection with a change of control. The change of control severance arrangements generally entitle each named executive officer to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his outstanding equity awards, but only upon termination by us without cause or by the executive for good reason (as those terms are defined in the agreements) in connection with a change of control of the Company (a “double trigger” arrangement). The Compensation Committee believes that these reinforce and encourage the continued attention and dedication of our named executive officers to their assigned duties without the distraction arising from the possibility of a change of control, and to enable and encourage our named executive officers to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of a change of control on their job security and benefits. For more information, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change of Control.”
Severance Arrangements. We also maintain our 2019 Management Career Transition Plan, adopted in April 2019 and amended in May 2021 (the “Management Career Transition Plan”), which generally entitles each named executive officer other than Mr. Faricy to certain calculated payments tied to salary and bonus targets, partial acceleration of vesting of equity awards, and reimbursement of healthcare continuation coverage. Mr. Faricy is entitled to similar non-change in control severance benefits upon termination by us without cause or by him for good reason as outlined in his employment agreement and described under “Executive Compensation―Employment Agreements”.
The Compensation Committee believes that the 2019 Management Career Transition Plan provides benefits that are consistent with industry practice. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent and that offering standard packages avoids case-by-case negotiations. The severance arrangements also promote stability and continuity in our senior management team. For more information, please see “Executive Compensation―Employment Agreements,” “Executive Compensation—2019 Management Career Transition Plan” and “Executive Compensation―Potential Payments Upon Termination or Change of Control” below.

On April 19, 2021, the Company and Mr. Werner entered into a Transition and Retirement Letter Agreement (the “Transition Agreement”), pursuant to which Mr. Werner agreed to continue to serve as Chairman of the Board and provide certain other transition services through November 1, 2021, at which time he retired from the Company and resigned from his position as Chairman of the Board and as a director of the Company. Pursuant to the Transition Agreement, Mr. Werner was paid a base salary of $37,500 per month and continue to participate in the Company’s benefits plans. Although Mr. Werner was not be eligible for a bonus during the transition period, he received a pro-rated bonus for the first half of the fiscal year based on actual performance with proration determined based on his service as Chief Executive Officer until April 19, 2021. Mr. Werner also agreed to terminate his executive employment agreement with the Company and waive entitlement to any benefits under the Company’s 2019 Management Career Transition Plan. In addition, in accordance with their terms, a total of 113,348 restricted stock units granted to Mr. Werner on February 22, 2021 vested on April 19, 2021 upon the Board’s acceptance of Mr. Werner’s resignation from his position as the Company’s Chief Executive Officer.
In connection with his departure from the Company, which was deemed to be a termination without cause, Mr. Mahaffey was provided with severance benefits in accordance with the Management Career Transition Plan. Mr. Mahaffey continued to serve as an advisor to facilitate the transition through May 14, 2021.
Section 162(m) Considerations
Section 162(m) of the Code generally limits the deduction a company may take for compensation paid to certain executive officers to the extent the compensation for any such individual exceeds $1 million for the taxable year, unless the compensation qualifies as “qualified performance-based compensation” under Section 162(m) of the Code. This exception has been repealed such that compensation paid to certain executives in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Our Compensation Committee considers deductibility as one of a number of factors considered in determining appropriate levels or methods of compensation. Accordingly, we may award compensation that is not deductible for federal income tax purposes.
Stock Ownership Guidelines
In 2015, the Board adopted Stock Ownership Guidelines for Executives and Directors. Under these guidelines and subject to certain exceptions, our chief executive officer is expected to own shares of our stock that have a value equal to five times his annual salary. Other executive officers, as designated by the Board, are expected to own shares that have a value equal to their annual salary. Each executive officer is expected to maintain ownership at or above the threshold applicable to them beginning five years after such officer first becomes subject to the guidelines with ownership measured at the end of each calendar year. Shares may be owned directly by the individual, owned by the individual’s spouse, or held in trust for the benefit of the individual’s family. Although Mr. Faricy will be subject to the stock ownership guidelines beginning five years after his date of hire, he already owns shares with a value in excess of the guidelines. Currently, the Board has not designated any additional officers to be subject to the guidelines.
Other Disclosures
Under our insider trading policy, our executive officers, directors, and employees are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities, hedging our securities, or buying or selling options, puts, or calls on our securities.
We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

COMPENSATION COMMITTEE REPORT
The following report has been submitted by the Compensation Committee of the Board:
The Compensation Committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022 and definitive proxy statement on Schedule 14A for our 2022 Annual Meeting, each as filed with the SEC. The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Thomas McDaniel, Chair Cathie Lesjak Vincent Stoquart Laurent Wolffsheim

April 1, 2022

EXECUTIVE COMPENSATION
Compensation of Named Executive Officers
The 2021 Summary Compensation Table below quantifies the compensation for each of our named executive officers for services rendered during fiscal 2021 and, as applicable, fiscal 2020 and fiscal 2019. The primary elements of each named executive officer’s total compensation during fiscal 2021 are reported in the table below and include, among others, base salary, performance-based cash bonuses under our Executive Bonus Program, awards of restricted stock units subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of financial and other strategic targets and subsequent time-based vesting.
2021 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter Faricy President, Chief Executive Officer and Chairman of the Board(5)	2021	456,923	-0-	7,274,975	190,385	828,132	8,750,415
Thomas Werner Former President, Chief Executive Officer, and Chairman of the Board(6)	2021	496,154	-0-	3,989,725	373,846	28,812	4,888,537
	2020	502,153	-0-	0	553,049	26,896	1,082,098
	2019	600,000	-0-	1,486,000	860,833	25,650	2,972,483
Manavendra Sial Executive Vice President and Chief Financial Officer	2021	446,077	-0-	1,624,917	198,969	28,583	2,298,546
	2020	386,480	-0-	1,057,881	204,884	26,952	1,676,197
	2019	432,115	-0-	464,000	288,573	142,707	1,327,396
Regan MacPherson Executive Vice President Chief Legal Officer and Corporate Secretary(7)	2021	276,923	-0-	887,259	57,692	16,789	1,238,663
Douglas Richards, Executive Vice President, Chief People Officer	2021	380,000	-0-	634,907	152,000	26,359	1,193,266
	2020	337,615	-0-	846,305	148,675	23,059	1,355,654
	2019	377,115	696,000	-0-	206,056	21,887	1,301,058
Kenneth Mahaffey, Former Executive Vice President, General Counsel, and Chief Ethics and Compliance Officer	2021	128,846	-0-	37,932	96,634	2,099,939	2,363,351
	2020	297,634	-0-	846,305	106,911	29,237	1,280,087
	2019	332,115	-0-	657,337	152,264	31,459	1,173,175
(1)	The amounts reported in this column for fiscal 2021 reflect each named executive officer’s salary for fiscal 2021 plus payments for paid time off and holidays.
(2)
The amounts reported in the “Stock Awards” column for fiscal 2021 includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year (time-based and performance-based restricted stock units), excluding the effect of certain forfeiture assumptions. For the performance-based restricted stock units reported in this column for fiscal 2021, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of the performance-based restricted stock unit awards would be: Mr. Faricy, $3,206,218; Mr. Sial, $642,224; Mr. Richards, $437,922. Mr. Werner, Ms. MacPherson, and Mr. Mahaffey were not granted performance-based restricted stock units during fiscal 2021. See Note 17 to our consolidated financial statements in our 2021 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2021 Annual Report.

(3)
The amounts reported in this column for fiscal 2021 reflect the amounts earned under our Executive Bonus Program. Additional information about non-equity incentive plan compensation earned during fiscal 2021 is set forth in “Executive Compensation—Non-Equity Incentive Plan Compensation” below.

(4)	The amounts reported in this column for fiscal 2021 as “All Other Compensation” consist of the elements summarized in the table below.
Name	Health Benefits ($)	Group Life Insurance ($)	401(k) Match ($)	Relocation Benefits / Termination Benefits ($)	Total ($)
Peter Faricy	18,730	702	8,700	800,000(9)	828,132
Thomas Werner	19,176	936	8,700	-0-	28,812
Manavendra Sial	19,181	702	8,700	-0-	28,583
Regan MacPherson	10,898	468	5,423	-0-	16,789
Douglas Richards	17,066	593	8,700	-0-	26,359
Kenneth Mahaffey	10,158	218	4,610	2,084,953(10)	2,099,939
(5)	Mr. Faricy joined the Company as president and chief executive officer on April 19, 2021.
(6)	Mr. Werner retired as president and chief executive officer on April 19, 2021.
(7)	Ms. MacPherson joined the Company as executive vice president and chief legal officer on April 19, 2021.
(8)	Mr. Mahaffey served as executive vice president, general counsel, and chief ethics and compliance officer until April 19, 2021.
(9)
In connection with his commencement of employment, we agreed to provide Mr. Faricy with a lump sum cash relocation bonus of $800,000 to assist him in relocating to the San Francisco Bay Area, which bonus is earned in 12 equal installments upon the completion of each month of continuous employment by Mr. Faricy with us following the start date. Amount represents portion paid during 2021.

(10)
Represents cash severance equivalent to 12 months of Mr. Mahaffey’s base salary and the value COBRA continuation for June through December 2021, and 12 months acceleration of vesting of outstanding restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.

Grants of Plan-Based Awards
During fiscal 2021, our named executive officers were granted plan-based restricted stock units and performance-based restricted stock units under our SunPower Corporation 2015 Omnibus Incentive Plan, which we refer to as our 2015 Equity Plan. They were also granted cash bonus awards under our Executive Bonus Program. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during fiscal 2021.
2021 Grants of Plan-Based Awards Table
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter Faricy	— (6)	495,000	990,000	1,856,250
	04/19/2021(3)				40,269	80,538	120,807		2,137,479
	04/19/2021(4)							80,538	2,137,479
	04/26/2021(5)							101,730	3,000,018
Thomas Werner	— (6)	600,000	1,200,000	2,250,000	—	—	—	—	—

	02/22/2021(7)							113,348	3,800,558
	04/27/2021(8)							6,523	189,167
Manavendra Sial	—(6)	202,500	405,000	759,375	—	—	—	—	—
	02/18/2021(9)	—	—	—	5,893	11,785	17,678	—	428,149
	02/18/2021(10)	—	—	—	—	—	—	11,785	428,149
	04/27/2021(11)							2,491	72,239
	08/27/2021(12)							32,210	696,380
Regan MacPherson	—(6)	150,000	300,000	562,500	—	—	—	—	—
	04/19/2021(4)	—	—	—	—	—	—	33,431	887,259

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas Richards	—(6)	152,000	304,000	570,000	—	—	—	—	—
	02/18/2021(9)	—	—	—	4,018	8,036	12,054	—	291,948
	02/18/2021(10)	—	—	—	—	—	—	8,036	291,948
	04/27/2021(11)							1,759	51,011
Kenneth Mahaffey	—(6)	125,625	251,250	471,094	—	—	—	—	—
	04/24/2021(11)							1,308	37,932
(1)	Additional information about estimated possible payouts under non-equity incentive plan awards is set forth above in the table entitled “Estimated Possible Payouts Under Executive Bonus Plan.”
(2)
The amounts reported in these columns represent performance-based restricted stock unit opportunities. The Compensation Committee approved the awards to Mr. Faricy on April 19, 2021 and on February 18, 2021 for the other named executive officers. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 16 to our consolidated financial statements in our 2021 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2021 Annual Report.

(3)
Consists of an award of restricted units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our common stock was $26.54 on April 19, 2021. The determination with respect to the performance metrics is made in the first quarter of 2021 and is described in “Equity Incentive Plan Compensation” below, and any earned awards would have vested ratably over a four-year period. No awards were earned.

(4)
Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $26.54 on April 19, 2021. The award vests ratably on May 5, 2022, May 5, 2023, May 5, 2024, and May 5, 2025, subject to continued service.

(5)
Consist of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $ 29.49 on April 26, 2021. The award vests ratably on June 30, 2022, and June 30, 2023, subject to continued service.

(6)
Consists of an award under our Executive Bonus Program based on annualized amounts. Achievement levels for certain performance targets could reduce payouts to zero when the applicable formula is applied, as further described below.

(7)
Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $33.53 on February 22, 2021. The awards vest on December 1, 2021 or the date in 2021 on which the Board agrees that the executive’s service as the Company’s chief executive officer is concluded (which was April 19, 2021).

(8)
Consists of an award of restricted stock units under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $29.00 on April 27, 2021.The award vested on the same day.

(9)
Consists of an award of restricted stock units, subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable awards is 150% of target. The closing price of our common stock was $36.33 on February 18, 2021. The determination with respect to the performance metrics is made in the first quarter of 2021 and is described in “Equity Incentive Plan Compensation” below, and any earned award vests ratably on March 1, 2022, March 1, 2023, March 1, 2024, and March 1, 2025, subject to continued service. No awards were earned.

(10)
Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $36.33 on February 18, 2021. The award vests ratably on March 1, 2022, March 1, 2023, March 1, 2024, and March 1, 2025, subject to continued service.

(11)
Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $29.00 on April 27, 2021. The award vests ratably on March 1, 2022, March 1, 2023, and March 1, 2024, subject to continued service.

(12)
Consists of an award of restricted stock units, subject to time-based vesting requirements, under the 2015 Equity Plan. The grant date fair value of the award is based on the closing price of our common stock, which was $21.62 on August 27, 2021. The award vests ratably on September 5, 2022, September 5, 2023, September 5, 2024, and September 5, 2025, subject to continued service.

Non-Equity Incentive Plan Compensation
2021 Executive Bonus Program. In 2021, we maintained a single executive bonus program under our Executive Performance Bonus Plan, which we refer to as the Executive Bonus Program. For named executive officers, awards under the Executive Bonus Program were formula-driven. Each of our named executive officers participated in the Executive Bonus Program.

At the beginning of fiscal 2021, the Compensation Committee established and approved minimum, target, and maximum levels in respect of one annual safety metric and two annual financial metrics for the Executive Bonus Program. The safety metric was TRIR, and the financial metrics were profitability (Adjusted EBITDA) and cash generation (adjusted cash from operations). In addition, we used a corporate milestones modifier based on the company’s achievement relative to corporate milestones representing key results in support our business plan for the fiscal year. We refer to this overall score as our Combined Metrics score.
Our annual profitability metric was based on our Adjusted EBITDA.2 Our annual cash generation metric was based on our adjusted cash from operations. Each of these measures is subject to adjustment to exclude the effect of certain transactions outside of the normal course of business, as well as other events as specified in the Executive Bonus Program. For the fiscal 2021, each named executive officer would earn: (i) 10% of his or her target bonus under the Executive Bonus Program upon the achievement of the safety target, (ii) 45% of his or her target bonus upon the achievement of the profitability target, and (iii) 45% of his or her target bonus upon achievement of the cash generation target
In order to encourage our named executive officers to exceed the performance targets, our Compensation Committee set the maximum payment under the program at 150% of target. Payment for each target is determined based on performance achievement relative to minimum, target, and maximum levels, as follows:
Performance Level Achieved	Bonus Payment as Percentage of Bonus Target
Below minimum	No bonus paid
At minimum	50% of target bonus (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 150%
At or above maximum	150% of target
The annual performance targets for the Executive Bonus Program, set at the beginning of fiscal 2021, were assessed at mid-year, at which time a progress payment was made, and following the end of the year. Based on our actual results in fiscal 2021, results were calculated for each of the targets, as presented above in the section entitled “2021 Bonus Plan Results” in the aggregate (in millions of dollars).
Quarterly corporate milestones in fiscal 2021 included sensitive business objectives applicable to our entire company, focusing on customer and dealer service metrics, system performance, revenue, profitability, and bookings targets, confidential safety and cost targets, environmental, social and governance initiatives, new product and technology milestones, cycle times, expansion into new markets, major customer transactions, and corporate development milestones. The quarterly corporate key results scores were 83.48%, 73.74%, 99.08%, and 61.7% for each quarter in fiscal 2021, respectively, resulting in an overall bonus payment modifier of 98%. Given that the overall achievement of full year performance against the safety and financial targets in aggregate was 0%, no individual modifiers were calculated.
The Executive Bonus Program payment modifier associated with corporate milestones were determined as follows:
Average Corporate Key Results Score	Payment
Under 60%	60% bonus payment modifier
60% or over but under 80%	Interpolate
80% or over	100% bonus payment modifier
Based on actual results achieved for the first half of fiscal 2021, which averaged over 100% attainment, a mid-year progress payment was made, capped at 50% of the annual target opportunity. Based on actual results achieved for the full fiscal year, no additional bonus was earned or paid to our named executive officers.
Awards under the Executive Bonus Program were formula-driven, and each named executive officer is further assigned an individual modifier by his or her manager, or, in the case of our chief executive officer, by the Board of
[2]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix A, ”Use of Non-GAAP Financial Measures.”

Directors, meant to take into account individual performance and accomplishments for the year. These metrics were then incorporated into the plan’s formula. Each named executive officer’s individual modifier could result in no award being payable even if we achieved our annual performance metrics and corporate key results targets in the event that the individual modifier was determined to be zero. If threshold corporate key results were achieved and we exceeded our annual performance metric targets, bonus payments could exceed 100% of target, up to a maximum payment of 150%, depending on the individual modifier.
Equity Incentive Plan Compensation
In addition to time-based restricted stock unit awards, to further align executive compensation with maximizing stockholder value, our Compensation Committee granted to certain of our named executive officers performance-based equity awards, consisting of restricted stock units that would be released and begin time-based vesting only upon achievement of certain corporate or individual performance objectives. Mr. Faricy, Mr. Sial, and Mr. Richards received grants of performance-based restricted stock units in 2021. Mr. Werner did not receive grants of performance-based restricted stock units in 2021 due to his impending retirement. As previously disclosed, the decision with respect to Mr. Werner’s 2020 equity awards was deferred due to the impact and uncertainty created by the COVID-19 pandemic. His grants (consisting of two restricted stock unit awards) were finalized and made on February 22, 2021, for a target total grant value of $1 million using the stock price used for grants to other executive officers during this time period.
Our Compensation Committee met at the beginning of 2021 and established and approved target levels in respect of the following performance criteria for our performance-based equity awards to each of the named executive officers (other than Mr. Werner): (1) an annual safety metric (TRIR), (2) an annual profitability metric (Adjusted EBITDA), and (3) an annual cash generation metric (adjusted cash from operations), in each case aligned with the metrics and their corresponding targets under our Executive Bonus Program described above in “Executive Compensation—Non-Equity Incentive Plan Compensation.”
Each eligible named executive officer would earn (i) 10% of his or her target performance-based restricted stock units based on safety performance; (ii) 45% of his or her target performance-based restricted stock units based on profitability, and (iii) 45% of his or her target performance-based restricted stock units based on cash generation. The payment for each target was determined based on the performance metric achieved relative to minimum, target, and maximum performance levels, as shown in the table below.
Percentage of Performance Target Achieved	Grant of Restricted Stock Units as Percentage of Target
Below minimum	No restricted stock units earned
At minimum	50% of target restricted stock units (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 150%
At or above maximum	150% of target
Any performance-based restricted stock units earned by these named executive officers would have begun vesting in four equal annual installments, subject to continued service, starting March 1, 2022.
For fiscal 2021, our Compensation Committee continued to grant time-based restricted stock units that vest in four equal annual installments, subject to continued service, to our named executive officers.
With respect to our 2021 performance-based equity awards to named executive officers, our achievement fell below the minimum for each of our safety performance, profitability, and cash generation metric targets. Based on our actual results in fiscal 2021, no performance-based restricted stock units were earned by our named executive officers.
The named executive officers’ targets and earned performance-based restricted stock units are described above in “Compensation Discussion and Analysis—Analysis of Fiscal 2021 Compensation Decisions—Equity Awards.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of January 2, 2022. Messrs. Werner and Mahaffey did not hold any outstanding equity awards as of January 2, 2022.
Outstanding Equity Awards at 2021 Fiscal Year-End Table
Name	Vesting Commencement Date(1)	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Peter Faricy	5/5/2021	161,076	3,361,656
	6/30/2021	101,730	2,123,105

Manavendra Sial	5/5/2018(3)	26,231	547,441
	3/1/2020	87,535	1,826,855
	3/1/2021	26,061	543,893
	9/5/2021	32,210	672,223

Regan MacPherson	5/5/2021	33,431	697,705

Douglas Richards	3/1/2018(4)	23,266	485,561
	3/1/2019	59,397	1,239,615
	3/1/2020	70,028	1,461,484
	3/1/2021	17,831	372,133
(1)
Except as otherwise noted, each award in this table constitutes an award of restricted stock units that vest in four equal annual installments on each anniversary of the vesting commencement date shown in this column, subject to continued service.

(2)	Amounts reported based on the closing price of our common stock on December 31, 2021 (the last trading day of fiscal 2020), which was $20.87.
(3)	Restricted stock units fully vest on May 5, 2022, subject to continued service.
(4)	Restricted stock units fully vest on March 1, 2022, subject to continued service.
Option Exercises and Stock Vested
The following table sets forth the number of shares acquired pursuant to the vesting of stock awards held by our named executive officers during fiscal 2021 and the aggregate dollar amount realized by our named executive officers upon such events. Because there were no shares acquired by our named executive officers pursuant to the exercise of options during fiscal 2021, we have not included columns pertaining to option awards in the table below.
2021 Option Exercises and Stock Vested Table
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Peter Faricy	-0-	-0-
Thomas Werner	198,563	6,202,670
Manavendra Sial	95,005	3,237,152
Regan MacPherson	-0-	-0-
Douglas Richards	101,222	3,865,668
Kenneth Mahaffey	157,655	4,932,294
(1)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change of Control
Tabular Disclosure of Termination Payments. Our employment agreements with our named executive officers and our Management Career Transition Plan contain provisions that provide for payments upon certain events of termination and change of control. See “Employment and Severance Agreements” below for a detailed description of these agreements. The following tables summarize the estimated payments that would have been made on January 2, 2022 which our current named executive officers would be eligible to receive upon the following termination events, assuming each such event had occurred on December 31, 2021, the last business day of fiscal 2021:
•	termination with cause or voluntary resignation without good reason;
•	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;
•	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;
•	retirement; or
•	discontinued service due to death or disability.
With respect to Messrs. Werner and Mahaffey, the table summarizes the payments and benefits received in connection with their separations in 2021. See the section “Compensation Discussion and Analysis –Employment and Severance Arrangements—Severance Arrangements” for a description of the Transition Agreement we entered into with Mr. Werner. Mr. Mahaffey’s separation was deemed to be a termination without cause and he was provided with severance benefits in accordance with the Management Career Transition Plan.
The dollar value identified with respect to each type of equity award is based on each named executive officer’s accelerated restricted stock units as of January 2, 2022 and is based on the $20.87 per share closing price for our common stock on December 31, 2021, the last trading day of fiscal 2021 (other than in the case of Messrs. Werner and Mahaffey, where any accelerated equity awards are valued based on the closing prices on dates of acceleration in connection with their terminations of employment). No named executive officers held unvested stock options as of January 2, 2022. For more information on each officer’s outstanding equity awards as of January 2, 2022, please see the “Outstanding Equity Awards At 2021 Fiscal-Year End Table” above. The tables do not include unpaid regular salary, nor the impact of certain “best net” provisions of each named executive officer’s employment agreement that provides that, in the event any payments under such employment agreement would constitute parachute payments under Section 280G of the Code or be subject to the excise tax of Section 4999 of the Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.
Termination Payments Table
Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(1)(2)(3)	Continued Medical Benefits and Gross Up ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Peter Faricy	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,320,000	2,970,000	5,484,761	99,250		9,874,011
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	660,000	990,000	3,803,933	99,250		5,553,183
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	5,484,761	—	—	5,484,761
Thomas Werner	Actual Retirement	—	—	3,197,423(4)		—	3,197,423

Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(1)(2)(3)	Continued Medical Benefits and Gross Up ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Manavendra Sial	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	900,000	810,000	3,344,459	62,276	—	5,116,735
	Involuntary termination without cause	550,000	—	1,403,236	41,517	—	1,994,753
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	3,590,412	—	—	3,590,412
Regan MacPherson	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	800,000	600,000	697,705	58,483	—	2,156,188
	Involuntary termination without cause	400,000	—	174,411	38,988	—	613,399
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	697,705	—	—	697,705
Ken Mahaffey	Actual termination	335,000	96,635	1,729,872	20,081	—	2,181,588
Douglas Richards	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	760,000	608,000	3,391,083	53,299	—	4,812,382
	Involuntary termination without cause	380,000	—	1,646,684	35,533	—	2,062,217
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	3,558,794	—	—	3,558,794
(1)	In connection with a change of control, accelerated restricted stock units’ calculation assumes that the change of control does not involve TotalEnergies or one of its affiliates.
(2)
Our 2019 Management Career Transition Plan provides for 12 months acceleration of vesting of any then outstanding restricted stock units that would otherwise vest solely based upon continued employment as of the termination date in certain circumstances, as described below.

(3)	Awards under the 2015 Equity Plan provide for accelerated vesting upon death or disability.
(4)
Consists of vesting of certain restricted stock units upon Mr. Werner’s retirement pursuant to the terms of the grant, which provided that the awards would vest on December 1, 2021 or the date in 2021 on which the Board agreed that the executive’s service as chief executive officer (3)was concluded (which was April 19, 2021).

Employment and Severance Agreements
We have entered into employment agreements with our named executive officers. Our 2019 Management Career Transition Plan, which was adopted in April 2019 and subsequently amended in July 2020 and May 2021, provides severance benefits for our named executive officers, upon termination of employment under certain circumstances. All of our named executive officers other than Mr. Faricy are entitled to benefits under the 2019 Management Career Transition Plan. Mr. Faricy is entitled to severance benefits as set forth in his employment agreement. Additionally, each of our named executive officers is entitled to receive certain payments from us or our affiliates in the event of certain termination events in connection with a change of control.
Employment Agreements. We are party to employment agreements with the named executive officers. With the exception of Mr. Faricy’s agreement, which is discussed further below, each named executive officer’s employment agreement is in our standard form. Each of these employment agreements provides that the executive’s employment is “at-will” and may be terminated at any time by either party. The primary purpose of the agreements is to provide certain severance benefits for certain employment terminations in connection with a change in control (as defined in the agreement). The agreements also address, among other things, confidentiality and non-solicitation obligations of each executive, and obligations of the Company to provide indemnification to the executives.
Each of these form employment agreements provides for a one-year term that will automatically renew unless the Company provides notice of its intent not to renew at least 60 days prior to the renewal date. The agreements also provide, in the event an executive’s employment is terminated by the Company without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation is in connection with a change in control, then the agreements also provide that the executive is entitled to:
•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and unreimbursed business expenses (the “Accrued Obligations”);
•	a lump-sum payment equal to the product of (a) two, multiplied by (b) the sum of executive’s base salary and target bonus for the then current fiscal year;
•
continuation of such executive’s and such executive’s eligible dependents’ coverage under the Company’s health, dental and vision plans at the Company’s expense for up to 18 months or, if earlier, the date that the executive becomes eligible for coverage in connection with new employment or self-employment; and

•	full vesting of all of such executive’s then outstanding unvested restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.
If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.
In the event an executive’s employment is terminated by the Company for any reason other than cause, death or disability, and if such termination does not occur in connection with a change in control, then the agreements provide that the executives shall receive severance benefits in accordance with the 2019 Management Career Transition Plan, including:
•	a lump-sum payment equivalent to 12 months of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;
•
a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the number of whole calendar months between the start of the fiscal year and the termination date;

•
reimbursement of such executive’s and such executive’s eligible dependents’ monthly premiums for continuation coverage under the Consolidated Omnibus Reconciliation Act or applicable similar state law, to the extent elected, for up to 12 months;

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and
•	12 months acceleration of vesting of any then outstanding restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.
Upon the termination of an executive’s employment by the Company due to death or disability, the executive shall receive the Accrued Obligations and upon the termination of an executive’s employment by the Company for cause or by the executive for other than good reason, the executive shall only receive accrued but unpaid base salary. In all termination circumstances, the executives shall also receive any other benefits that the executives are entitled to receive upon such terminations.

Under the employment agreements, “cause” will be deemed to exist upon:
•	any use or misappropriation by executive of the funds, assets or property of the Company, its parent, an affiliate or a subsidiary for any personal or other improper purpose;
•
any act of moral turpitude, dishonesty, fraud by or felony conviction of the executive, whether or not such acts were committed in connection with the business of the Company, an affiliate or a subsidiary;

•
any failure by the executive substantially to perform the lawful instructions of the person(s) to whom such executive reports (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the executive of such failure;

•
any willful or gross misconduct by the executive in connection with such executive’s duties to the Company which, in the reasonable good faith judgment of the Board of Directors, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates;

•	the executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;
•	any failure by the executive to follow any material Company policy; or
•	any material breach by the executive of the employment agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy.
In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent:
•	a material diminution in the executive’s position (other than temporarily while physically or mentally incapacitated, while being investigated by the Company, or as required by applicable law);
•
a material reduction of the executive’s base salary or target bonus opportunity, excluding a reduction that is applied to substantially all of the Company’s other senior executives; provided that whether a reduction in target bonus opportunity has occurred shall be determined without regard to any actual bonus payments made to the executive;

•
relocation of executive’s primary workplace (i) beyond a 45-mile radius from such workplace, and (ii) no closer to the executive’s permanent residence immediately prior to such workplace relocation; provided that being required to work from home or at another primary workplace due to a government mandated order shall not constitute a relocation for these purposes; or

•	any other material breach by the Company of the employment agreement.
The executive shall not be deemed to have “good reason” under the employment agreement unless (i) the executive notifies us in writing within 30 days of such occurrence, (ii) the Company fails to cure the good reason event within 30 days after its receipt of written notice; and (iii) the termination of employment occurs within ten days following the expiration of the cure period.
Before receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting our or our affiliates’ (as defined in the employment agreement) employees, consultants, customers, or users for one year following the termination date.
As described above, Mr. Werner retired on April 19, 2021, and Peter Faricy succeeded him as our president and chief executive officer on April 19, 2021. On March 20, 2021, the Company entered into an employment agreement with Mr. Faricy, pursuant to which Mr. Faricy serves as our president and chief executive officer. Mr. Faricy’s employment is “at-will” and may be terminated at any time by either party.
Under the employment agreement, if Mr. Faricy’s employment is terminated by the Company without “cause”, or if Mr. Faricy resigns for “good reason” (as such terms are defined in the agreement), and such termination or resignation is “in connection with a change in control” (as defined in the agreement), Mr. Faricy will be entitled to: (i) a lump-sum payment equal to (a) two multiplied by (b) the sum of his base salary and target bonus for the then current fiscal year, (ii) continuation of his and his eligible dependents’ coverage under the Company’s health, dental, and vision plans at the Company’s expense for up to 18 months or, if earlier, the date Mr. Faricy becomes eligible for coverage in connection with new employment or self-employment (the “COBRA Benefits”), (iii) full vesting on the termination date of all of then-outstanding unvested restricted stock units and other equity awards that would otherwise vest solely based upon continued employment, and (iv) vesting on the termination date of all then-outstanding unvested restricted stock units and other equity awards that are subject to performance conditions, with the number vesting based on target performance. Mr. Faricy shall also be entitled to his accrued and unpaid base salary, unreimbursed business expenses, accrued but unpaid paid time off through the date of termination, and unpaid bonus for a completed fiscal year (the “Accrued Obligations”) and the pro rata portion of his target bonus through the date of termination (the “Pro Rata Bonus”). “In connection with a change in control” is defined as an event that occurs (i) on or following the date a definitive agreement that contemplates a transaction that, if consummated, would constitute a change in control but prior to the date such definitive agreement is terminated without the transaction contemplated thereby being consummated or (ii) during the period beginning three months prior to and ending 24 months following a change in control.
If Mr. Faricy resigns for good reason, or the Company terminates his employment without cause, and such termination is not in connection with a change in control, he is entitled to: (i) a lump-sum payment equal to the sum of his base salary and target bonus for the then current fiscal year, (ii) the COBRA Benefits, (iii) 12 months acceleration of vesting on the termination date of all of his then-outstanding unvested restricted stock units and other equity awards that would otherwise vest solely based upon continued employment, (iv) pro rata vesting of all then-outstanding unvested restricted stock units and other equity awards subject to performance conditions based on actual performance, as of the termination date, (v) all stock options and stock appreciation rights remain exercisable for two years (or the remainder of the full scheduled term, if shorter), (vi) full vesting on the termination date of the Matching RSUs and the portion of the sign-on restricted stock units that were at all times only subject to service-based vesting, and (vii) accelerated vesting of the portion of the sign-on restricted stock units that were granted with performance vesting conditions (the “Sign-On PSUs”) based on actual performance, with service credit given for (a) 50% of the Sign-On PSUs for a termination within two years after the grant date and (b) 100% of the Sign-On PSUs for a termination following two years of service. Mr. Faricy will also be entitled to the Accrued Obligations and the Pro Rata Bonus.
Under Mr. Faricy’s employment agreement, “cause” will be deemed to exist upon:
•	any misuse or misappropriation by executive of the funds, assets or property of the Company, its parent, an affiliate or a subsidiary for any personal or other improper purpose;
•	any act of fraud, material dishonesty, theft or embezzlement by Executive in connection with the business of the Company
•
any act of moral turpitude, material dishonesty, fraud by or felony conviction of executive whether or not such acts were committed in connection with the business of the Company, an affiliate or a subsidiary that would reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates;

•
any willful failure by executive substantially to perform the lawful instructions of the Board that are consistent with and appropriate for executive’s position (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to Executive of such failure;

•
any willful or gross misconduct by executive in connection with Executive’s duties to the Company which, in the reasonable good faith judgment of the Board, would reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates;

•	executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;
•	any willful failure by executive to follow any material Company policy; or
•
any willful and material breach by executive of the employment agreement or any other agreement with the Company, or a willful and material violation of the Company’s code of conduct or other written policy.

In addition, under Mr. Faricy’s employment agreement, “good reason” means the occurrence of any of the following without the executive’s express prior written consent:
•
a diminution in executive’s title, executive being required to report to anyone other than the Board, executive ceasing to be the most senior executive of the Company and its subsidiaries or a material diminution in executive’s position, duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated, while being investigated by the Company, or as required by applicable law);

•
a material reduction of executive’s base salary or target bonus opportunity; provided however that for purposes of this clause (ii) the mere payment of a lower bonus amount due to underperformance shall in and of itself not constitute a reduction in target bonus opportunity; and

•
relocation of executive’s primary workplace (i) beyond a 45-mile radius from such workplace, and (ii) no closer to executive’s permanent residence immediately prior to such workplace relocation; provided however that being required to work from home or at another primary workplace due to a government mandated order shall not constitute a relocation for these purposes.

Mr. Faricy shall not be deemed to have “good reason” under the employment agreement unless (i) the executive notifies us in writing within 30 days of such occurrence, (ii) the Company fails to cure the good reason event within 30 days after its receipt of written notice; and (iii) the termination of employment occurs within 90 days following the expiration of the cure period. In exchange for the severance and related benefits described in the preceding two paragraphs, Mr. Faricy has waived any right to participate in the Company’s 2019 Management Career Transition Plan or any successor program and must sign and not revoke a release of claims in favor of the Company.
2019 Management Career Transition Plan. In April 2019, we adopted the 2019 Management Career Transition Plan, (which we refer to as the Severance Plan), which replaced our 2016 Management Career Transition Plan. The plan was subsequently amended in July 2020 and May 2021. The Severance Plan generally terminates on the second anniversary of the effective date. The Severance Plan addresses severance for certain employment terminations, and payments are only made if the executive or employee is not already entitled to severance benefits under a separate employment agreement. Participants in the Severance Plan include those employees who have been employed by the Company for at least six months and report directly to our chief executive officer (including our other named executive officers), as well as other key employees of the Company who are provided with written notice from the chief executive officer that they are Severance Plan participants. Under the terms of the Severance Plan, the named executive officers (other than Mr. Faricy) will be eligible for benefits following a termination of employment by us without cause (as defined in the Severance Plan). Such benefits include:
•	a lump-sum payment equivalent to 12 months of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;
•
a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the number of whole calendar months between the start of the fiscal year and the termination date;

•
reimbursement of such executive’s and such executive’s eligible dependents’ monthly premiums for continuation coverage under the Consolidated Omnibus Reconciliation Act or applicable similar state law, to the extent elected, for up to 12 months;

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and
•	12 months acceleration of vesting of any then outstanding restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the following information about the relationship of the annual total compensation of Peter Faricy, our president and chief executive officer (the CEO), to the median of the annual total compensation of all of our employees, excluding Mr. Faricy:
For fiscal 2021, our last completed fiscal year:
•	we have estimated the median of the annual total compensation of all our employees, excluding Mr. Faricy, to be $80,445; and
•	Mr. Faricy’s annual total compensation, for purposes of determining the CEO Pay Ratio, was $8,940,800.
Based on this information, for fiscal 2021, the ratio of the annual total compensation of Mr. Faricy, our CEO, to the median of the annual total compensation of all our employees, excluding Mr. Faricy, was estimated to be 111.14. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology and assumptions described below. Our pay ratio is not an element that the Compensation Committee considers in setting the compensation of our CEO, nor is our CEO’s compensation a material element that management considers in making compensation decisions for non-officer employees. The 2021 CEO Pay Ratio is inflated by the one-time equity grants and relocation bonus awarded to Mr. Faricy as part of his new-hire package.
Item 402(u) of Regulation S-K requires companies to identify the median employee only once every three years. We identified the median employee in 2020, and we believe that changes in our employee population or employee compensation arrangements since we identified the median employee do not result in a significant change to our pay ratio disclosure. While the employee population increased 32.7% during such time period, there were no significant changes to employee compensation arrangements, and the percentage of U.S. employees of the total global workforce did not materially change.
The “median employee” is a full-time, hourly employee, who became a salaried employee prior to year-end, located in the U.S. We totaled all of the elements of the employee’s compensation for fiscal 2021 in accordance with the requirements of the applicable SEC rules. This resulted in an annual total compensation of $80,445, of which $44,489 is base salary and $35,956 is composed of bonus and other compensation, such as overtime pay and other cash allowances.
With respect to the annual total compensation of our chief executive officer, we took the amount reported in the “Total” column of our 2021 Summary Compensation Table, but made adjustments to annualize his base salary.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding beneficial ownership of our common stock as of March 15, 2022 (except as described below) by:
•	each of our directors;
•	our named executive officers;
•	our directors, director nominees, and executive officers as a group; and
•	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock.
Applicable beneficial ownership percentages listed below are based on 173,845,622 shares of common stock outstanding as of March 15, 2022. The business address for each of our directors and executive officers is our corporate headquarters at 51 Rio Robles, San Jose, California 95134.
	Common Stock Beneficially Owned(1)
Directors and Named Executive Officers	Number of Shares	%
François Badoual	—	—
Bernadette Baudier	—	—
Peter Faricy(2)	121,864	*
Vinayak Hegde	3,096	*
Catherine Lesjak	171,636	*
Regan MacPherson(3)	8,357	*
Kenneth Mahaffey	—	*
Thomas McDaniel(4)	281,394	*
Nathalie Portes-Laville	—	—
Vincent Stoquart	—	—
Douglas Richards	47,821	*
Manavendra Sial(5)	85,441	*
Thomas Werner	416,789	*
Laurent Wolffsheim	—	—
All Directors and Executive Officers as a Group (14 persons)	1,136,398	0.65%
Other Persons
TotalEnergies SE TotalEnergies Gaz Electricité Holdings France SAS TotalEnergies Solar INTL SAS(6) 2 place Jean Millier La Défense 6 92400 Courbevoie France	91,970,976	51.71%
BlackRock, Inc.(7) 55 East 52nd Street New York, NY 10055	12,378,109	7.12%
*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest or be exercisable within 60 days of March 15, 2022 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 20,134 restricted stock units vesting within 60 days of March 15, 2022.
(3)	Includes 8,357 restricted stock units vesting within 60 days of March 15, 2022.

(4)	All shares of common stock are held indirectly in the McDaniel Trust dated 7/26/2000, of which Mr. McDaniel and his spouse are co-trustees.
(5)	Includes 26,231 restricted stock units vesting within 60 days of March 15, 2022.
(6)
Based on the information contained in a Form 4 filed with the SEC on April 28, 2020 by TotalEnergies SE (formerly known as Total S.A.). TotalEnergies Solar INTL SAS is a direct wholly owned subsidiary of TotalEnergies Gaz Electricité Holdings France SAS, which is an indirect wholly owned subsidiary of TotalEnergies SE.

(7)
Based on the information contained in a Schedule 13G filed with the SEC on February 8, 2022 by BlackRock, Inc. BlackRock Inc. has sole voting power over 12,138,262 shares of our common stock, and sole dispositive power over 12,378,109 shares of our common stock.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires certain of our executive officers and our directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC and The Nasdaq Global Select Market. Such executive officers, directors, and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.
Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers, or greater than 10% stockholders during fiscal 2021, except as follows: (i) the Form 4 filing for Thomas Werner’s acquisition of an aggregate of 113,348 restricted stock units on February 18, 2021 was made on February 23, 2021; (ii) the Form 4 filing for Kenneth Mahaffey’s conversion of 83,855 restricted stock units and performance-based restricted stock units to shares of common stock on March 1, 2021 was made on March 4, 2021; (iii) the Form 4 filing for Vichheka Heang’s conversion of 22,585 restricted stock units to shares of common stock on March 1, 2021 was made on March 4, 2021; (iv) the Form 4 filing for Manavendra Sial’s conversion of 68,775 restricted stock units to shares of common stock on March 1, 2021 was made on March 4, 2021; and (iv) the Form 3 filing for Bernadette Baudier’s appointment to our Board of Directors on April 19, 2021 was made on April 30, 2021.

COMPANY STOCK PRICE PERFORMANCE
The following graph compares the performance of an investment in our common stock from December 31, 2016 through December 31, 2021, with the Nasdaq Composite index and with the Guggenheim Solar ETF. The graph assumes $100 was invested on December 31, 2016 in our common stock at the closing price of $6.61 per share, at the closing price for the Nasdaq Composite and at the closing price for the Guggenheim Solar ETF. In addition, the graph assumes that any dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance. The following graph is not, and shall not be deemed to be, filed as part of our Annual Report on Form 10-K. Such graph should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, or the Exchange Act, except to the extent specifically incorporated by reference therein by us.

ASSUMES $100 INVESTED ON DECEMBER 31, 2017
(ASSUMES DIVIDEND REINVESTED)
UNTIL FISCAL YEAR ENDED JANUARY 2, 2022
	December 29, 2017	December 28, 2018	December 27, 2019	December 31, 2020	December 31, 2021
SunPower Corporation	127.53	76.55	120.57	387.90	315.73
NASDAQ Composite	128.24	122.32	167.31	239.42	290.63
Guggenheim Solar ETF	151.66	112.07	186.30	620.16	464.51

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of January 2, 2022 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	4,869	—	22,908
Total(1)	4,869	—	22,908
(1)
As of January 2, 2022, no options and 4,868,513 restricted stock units remained outstanding under our equity incentive plans. Under the terms of our equity incentive plans, we may issue incentive or non-statutory stock options, restricted stock awards, restricted stock units, or stock purchase rights to directors, employees, and consultants to purchase common stock. The SunPower Corporation 2015 Omnibus Incentive Plan includes an automatic share reserve increase feature effective for fiscal 2016 through fiscal 2025. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by the Board. For the fiscal year ended January 2, 2022, the Board determined to not use the annual refresh.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021
The Board, upon recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023, subject to ratification by our stockholders.
Ernst & Young LLP has served as our auditor since May 3, 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-Laws or other applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance.
If the stockholders fail to ratify the selection of our independent registered accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Ernst & Young LLP
Ernst & Young LLP fees incurred by us for fiscal 2020 and 2021 were as follows:
Services	2020 ($)	2021 ($)
Audit Fees	3,789,480	3,244,820
Audit-Related Fees	584,972	554,900
Tax Fees	1,690,396	948,054
All Other Fees	0	0
Total	6,064,848	4,747,774
•
Audit Fees: Audit fees for fiscal 2020 and 2021 were for professional services rendered in connection with audits of our consolidated financial statements, statutory audits of our subsidiary companies, quarterly reviews, and assistance with documents that we filed with the SEC (including our Forms 10-Q and 8-K) for periods covering fiscal 2020 and 2021.

•
Audit-Related Fees: Audit-related fees for 2020 and 2021 were for professional services rendered in connection with consultations with management on various accounting matters, including review of financial statements of a carve-out entity and sell-side due diligence with respect to the previously announced sale of our Commercial and Industrial Solutions business .

•	Tax Fees: Tax fees for 2020 and 2021 were for tax compliance and consulting services.
•	All Other Fees: Other fees in 2020 and 2021 were for access to technical accounting services and advisory fees.
Audit Committee Pre-Approval
As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require additional pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During fiscal 2020 and 2021, all services provided to us by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policy described above. The scope and services were reviewed and approved by the Audit Committee before the services were rendered. Ernst & Young LLP and our Audit Committee have each concluded that Ernst & Young LLP’s objectivity and ability to exercise impartial judgment on all issues encompassed with the audit engagement has not been impaired because (i) the services did not include prohibited non-audit related services and (ii) the fees we paid were insignificant both to Ernst & Young LLP and to SunPower.
Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022 requires the affirmative vote of the holders of a majority of our stock having voting power and present or represented by proxy at the Annual Meeting. We do not expect “broker non-votes” on this proposal since this proposal is considered to be a routine proposal and brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against this proposal.

APPENDIX A

Use of Non-GAAP Financial Measures
Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)
The company’s non-GAAP results include adjustments under IFRS that are consistent with the adjustments made in connection with the company’s internal reporting process as part of its status as a consolidated subsidiary of TotalEnergies SE, our controlling shareholder and a foreign public registrant that reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s performance, and assists in aligning the perspectives of the management with those of TotalEnergies SE.
•
Mark-to-market loss (gain) in equity investments: The company recognizes adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under U.S. GAAP, mark-to-market gains and losses due to changes in stock prices for these securities are recorded in earnings while under IFRS, an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by TotalEnergies SE. Further, we elected the Fair Value Option (“FVO”) for some of our equity method investments, and we adjust the carrying value of those investments based on their fair market value calculated periodically. Such option is not available under IFRS, and equity method accounting is required for those investments. We believe that excluding these adjustments on equity investments is consistent with our internal reporting process as part of its status as a consolidated subsidiary of TotalEnergies SE. and better reflects our ongoing results.

Other Non-GAAP Adjustments
•
Results of operations of Legacy business to be exited: The company excludes the results of operations of our legacy businesses that we have exited from our Non-GAAP results. These are reported within our Others segment, and include our Hillsboro, Oregon facility that ceased manufacturing and revenue generation in the first quarter of 2021, as well as, results of our legacy power plant and legacy O&M businesses, where we are not doing new business and the remaining activities comprise of true-up of estimated milestones payments, settlement of certain warranty obligations on projects and other wind-down activities. As such, they are not reflective of ongoing operating results.

•
(Gain) loss on sale and impairment of residential lease assets: In fiscal 2018 and 2019, in an effort to sell all the residential lease assets owned by us, we sold membership units representing a 49% membership interest in majority of its residential lease business and retained a 51% membership interest. We record an impairment charge based on the expected fair value for a portion of residential lease assets portfolio that was retained. Any charges or credits on these remaining unsold residential lease assets impairment, as well as its corresponding depreciation savings, are excluded from our non-GAAP results as they are not reflective of ongoing operating results.

•
Stock-based compensation: Stock-based compensation relates primarily to our equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. We believe that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Litigation: The company may be involved in various instances of litigation, claims and proceedings that result in payments or recoveries. We exclude gains or losses associated with such events because the gains or losses do not reflect our underlying financial results in the period incurred. We also exclude all expenses pertaining to litigation relating to businesses that discontinued as a result of spin-off of Maxeon Solar, for which we are indemnifying them. We believe that it is appropriate to exclude such charges from our non-GAAP results as they are not reflective of ongoing operating results.

•
Transaction-related costs: In connection with material transactions such as acquisition or divestiture of a business, the company incurred transaction costs including legal and accounting fees. We believe that it is appropriate to exclude these costs from our non-GAAP results as they would not have otherwise been incurred as part of the business operations and therefore is not reflective of ongoing operating results.

A-1

•
Amortization of intangible assets: We incur amortization of intangible assets as a result of acquisitions, which includes non-compete arrangements, patents, purchased technology, project pipeline assets, and in-process research and development, including the acquisition of Blue Raven. We believe that it is appropriate to exclude these amortization charges from our non-GAAP results as they arise from prior acquisitions and are non-recurring in nature, and are therefore not reflective of ongoing operating results.

•
(Gain) loss on business divestitures, net: In the second quarter of fiscal 2021, we sold a portion of our residential lease business and certain commercial projects. We recognized a gain and a loss relating to these business divestitures, respectively. We believe that it is appropriate to exclude such gain and loss from the company's non-GAAP financial measures as it is not reflective of ongoing operating results.

•
Executive transition costs: The company incurs non-recurring charges related to the hiring and transition of new executive officers. During fiscal 2021, we appointed a new chief executive officer, as well as other chief executives, and we are investing resources in those executive transitions, and in developing new members of management as we complete our restructuring transformation. We believe that it is appropriate to exclude these from our non-GAAP results as they are not reflective of ongoing operating results.

•
Acquisition-related costs: The company incurs certain costs in connection with the acquisition of Blue Raven, that are either paid as part of the transaction or will be paid shortly after, but are considered post-acquisition compensation under the applicable GAAP framework due to the nature of such items. A majority of the expense incurred in fourth quarter of fiscal 2021 represents cash paid to certain employees of Blue Raven for settlement of their pre-existing share-based payment plan, in excess of the respective fair value. Other post-combination expenses include change in fair value of contingent consideration as well as deferred post-combination employment expense payable to certain Blue Raven employees and sellers. We believe that it is appropriate to exclude these from our non-GAAP results as they are directly related to the acquisition transaction and non-recurring in nature, and are therefore not reflective of ongoing operating results.

•
Business reorganization costs: In connection with the spin-off of Maxeon into an independent, publicly traded company, we incurred and expect to continue to incur, non-recurring charges on third-party legal and consulting expenses, primarily to enable in separation of shared information technology systems and applications. We believe that it is appropriate to exclude these from our non-GAAP results as it is not reflective of ongoing operating results.

•
Restructuring charges (credits): The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. We believe that it is appropriate to exclude these from our non-GAAP results as it is not reflective of ongoing operating results.

•
Tax effect: This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. Our non-GAAP tax amount is based on estimated cash tax expense and reserves. We forecast our annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of our tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense, or tax impact of non-recurring items.

•	Adjusted EBITDA adjustments: When calculating Adjusted EBITDA, in addition to adjustments described above, we exclude the impact of the following items during the period:
•	Cash interest expense, net of interest income
•	Provision for income taxes
•	Depreciation
For more information about these non-GAAP financial measures, please see the tables captioned “Reconciliations of GAAP Measures to Non-GAAP Measures” set forth in our Form 8-K filed on February 16, 2022.
A-2

SUNPOWER®

SUNPOWER CORPORATION
51 RIO ROBLES
SAN JOSE, CA 95134

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to **www.virtualshareholdermeeting.com/SPWR2022**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73324-P67775

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNPOWER CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The re-election of each of the nominated Class II directors on our Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Catherine Lesjak
02) Vincent Stoquart

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, Peter Faricy, Manavendra Sial, Regan MacPherson, or any of them, each with the power of substitution, are authorized to vote upon such other matter or matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D73325-P67775

SUNPOWER CORPORATION
PROXY FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the 2022 Annual Meeting of Stockholders and Proxy Statement, each dated April 1, 2022 and hereby appoints Peter Faricy, Manavendra Sial and Regan MacPherson, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2022 Annual Meeting of Stockholders of SunPower Corporation to be held on May 12, 2022, at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/SPWR2022 and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE RE-ELECTION OF EACH OF THE DIRECTOR NOMINEES; FOR (2) THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS; AND FOR (3) THE RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side